                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No.   )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                            PEC ISRAEL ECONOMIC CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/X/  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         Common Stock, $1.00 Par Value
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         3,424,396
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         $30 per share (proposed cash payment)
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         $102,731,880
         -----------------------------------------------------------------------
     (5) Total fee paid:
         $20,546.38
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

LOGO

                        PEC ISRAEL ECONOMIC CORPORATION
                                511 FIFTH AVENUE
                            NEW YORK, NEW YORK 10017

                                           , 1999

Dear Shareholder:

    You are cordially invited to attend the Special Meeting of Shareholders of PEC Israel Economic Corporation (the "Company") to be held at 511 Fifth Avenue, 17(th) Floor, New York, New York, on February 25, 1999, at 10:00 a.m., local time (the "Special Meeting").

    At the Special Meeting you will be asked to consider and vote upon a proposal to approve a merger agreement by and among the Company, Discount Investment Corporation Ltd., an Israeli corporation ("DIC"), and PEC Acquisition Corporation ("Merger Sub"), a wholly-owned subsidiary of DIC. Under the terms of the merger agreement, Merger Sub will be merged with and into the Company (the "Merger") and the Company will become a wholly-owned subsidiary of DIC. In the Merger, each outstanding common share of the Company not owned by DIC (the "Public Shares," and the holders thereof, the "Public Shareholders") or by shareholders who perfect their appraisal rights in accordance with the Maine Business Corporation Act, will be converted into the right to receive $30 per share in cash, without interest. Immediately following the Merger, the entire equity interest in the Company will then be owned by DIC.

    I have enclosed with this letter a Notice of Special Meeting, Proxy Statement, proxy card and return envelope.

    THE COMPANY'S BOARD OF DIRECTORS (THE "BOARD OF DIRECTORS"), BASED UPON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS (THE "SPECIAL COMMITTEE"), HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, AND RECOMMENDS THAT YOU VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    In arriving at its recommendation, our Board of Directors gave careful consideration to a number of factors described in the enclosed Proxy Statement, including, among other things, the unanimous recommendation of the Special Committee and the opinion of Merrill Lynch International ("Merrill Lynch"), the financial advisor to the Special Committee, that the $30 in cash per Public Share to be received by the Public Shareholders in the Merger is fair from a financial point of view to the Public Shareholders. The full text of such opinion, dated December 16, 1998, is attached as Annex C to the Proxy Statement, and the Public Shareholders are urged to read it in its entirety.

    The affirmative vote of at least a majority of all of the outstanding common shares of the Company (the "Shares") is required to approve the Merger. DIC, which owns 81.35% of the outstanding Shares, has agreed to vote its Shares in favor of the Merger. Accordingly, approval of the Merger is assured regardless of the vote of the Public Shareholders.

    Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope as soon as possible. If you attend the Special Meeting, you may vote your Shares in person, even if you have previously submitted a proxy card to us.

                                          Sincerely,

                                          Frank J. Klein
                                          PRESIDENT

                        PEC ISRAEL ECONOMIC CORPORATION
                                511 FIFTH AVENUE
                            NEW YORK, NEW YORK 10017

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON FEBRUARY 25, 1999

To the Shareholders of PEC Israel Economic Corporation:

    NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of PEC Israel Economic Corporation (the "Company") will be held at 511 Fifth Avenue, 17(th) Floor, New York, New York, on February 25, 1999, at 10:00 a.m., local time (the "Special Meeting"), for the following purposes:

        1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of December 15, 1998 (the "Merger Agreement"), by and among the Company, Discount Investment Corporation Ltd., an Israeli corporation ("DIC"), and PEC Acquisition Corporation ("Merger Sub"), a Maine corporation and a wholly-owned subsidiary of DIC. Pursuant to the terms of the Merger Agreement, (a) Merger Sub will be merged with and into the Company (the "Merger") with the Company as the surviving corporation in the Merger, and (b) each outstanding common share, par value $1.00 per share, of the Company (the "Shares"), except those shares owned by DIC and by shareholders who perfect their appraisal rights in accordance with the Maine Business Corporation Act (the "MBCA"), will be converted into the right to receive $30 in cash, without interest, upon consummation of the Merger, all as more fully described in the accompanying Proxy Statement. Immediately following the Merger, DIC will own the entire equity interest in the Company. A copy of the Merger Agreement is included as Annex A to the accompanying Proxy Statement.

        2. To transact such other business as may be properly brought before the Special Meeting or any adjournments or postponements thereof.

    Only holders of Shares of record at the close of business on             ,
1999 are entitled to notice of and to vote at the Special Meeting. Each Share outstanding on such date is entitled to one vote at the Special Meeting. A list of shareholders entitled to notice of and to vote at the Special Meeting will be available for inspection during ordinary business hours at the principal place of business of the Company, 511 Fifth Avenue, 10(th) Floor, New York, New York, for the 10-day period prior to the Special Meeting.

    Pursuant to the MBCA, the affirmative vote of at least a majority of all of the outstanding Shares is required to approve and adopt the Merger Agreement. DIC, which beneficially owns approximately 81.35% of the outstanding Shares, has agreed to vote its Shares in favor of the approval and adoption of the Merger Agreement. Accordingly, approval and adoption of the Merger Agreement is assured regardless of the vote of any other shareholder of the Company.

    If the Merger is consummated, the shareholders of the Company who dissent from the proposed Merger and comply with the requirements of Section 909 of the MBCA will have the right to receive payment in cash of the fair value of their Shares, as determined by a court pursuant to the MBCA. See "SPECIAL FACTORS--Rights of Dissenting Shareholders" in the accompanying Proxy Statement and Annex B thereto for a statement of the rights of dissenting shareholders and a description of the procedures required to be followed by dissenting shareholders to obtain such fair value of their Shares. Such fair value may be equal to, greater than, or less than the $30 per Share received in the Merger.

    Whether or not you plan to attend the Special Meeting, please complete, sign, date and return the enclosed proxy card in the enclosed prepaid envelope without delay. Any shareholder present at the Special Meeting may vote in person on each matter brought before the Special Meeting and any proxy given by a shareholder may be revoked at any time before it is exercised.

    The Company's board of directors and a special committee of independent directors have unanimously approved the Merger Agreement and recommend that you vote for the approval and adoption of the Merger Agreement.

                                          By Order of the Board of Directors,

                                          James I. Edelson
                                          EXECUTIVE VICE PRESIDENT AND SECRETARY

New York, New York
            , 1999

       PLEASE DO NOT SEND ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

                                     [LOGO]

                                  PRELIMINARY

                                PROXY STATEMENT

                        PEC ISRAEL ECONOMIC CORPORATION
                                511 FIFTH AVENUE
                            NEW YORK, NEW YORK 10017

                        SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON FEBRUARY 25, 1999

    THIS PRELIMINARY PROXY STATEMENT ASSUMES THAT THE SHARES OF THE COMPANY HELD BY IDB DEVELOPMENT AND THE SHARES OF MERGER SUB HAVE BEEN TRANSFERRED TO DIC, AS HEREINAFTER DESCRIBED. SUCH TRANSACTION IS EXPECTED TO TAKE PLACE ON JANUARY 7, 1999.

    This Proxy Statement is being furnished to the shareholders of PEC Israel Economic Corporation, a Maine corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or the "Company's Board") from holders of outstanding shares of common stock, par value $1.00 per share, of the Company (the "Shares"), for use at a Special Meeting of Shareholders of the Company to be held on February 25, 1999 at 10:00 a.m., local time, at 511 Fifth Avenue, 17(th) Floor, New York, New York 10017, and at any adjournments or postponements thereof (the "Special Meeting"). This Proxy Statement and the related proxy card are first being
mailed to shareholders on or about             , 1999.

    At the Special Meeting, holders of the Shares on             , 1999, the
record date for shareholders entitled to notice of and to vote at the Special Meeting, will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of December 15, 1998 (the "Merger Agreement"), pursuant to which PEC Acquisition Corporation ("Merger Sub"), a Maine corporation and a wholly-owned subsidiary of Discount Investment Corporation Ltd., an Israeli corporation ("DIC"), will be merged with and into the Company (the "Merger") at the effective time of the Merger (the "Effective Time"), and each Share that is outstanding at the Effective Time owned by shareholders other than DIC or Shares in respect of which appraisal rights have been perfected in accordance with the Maine Business Corporation Act (the "MBCA"), will be converted into the right to receive $30 in cash, without interest (the "Merger Consideration"). As a result of the Merger, the entire equity interest in the Company, as the surviving corporation in the Merger, then will be owned by DIC, and current shareholders of the Company (other than DIC) will no longer have any equity interest in the Company. The original proposal for the Merger was made by IDB Development Corporation Ltd. ("IDB Development"), the Company's then immediate parent and the parent of DIC. On January 7, 1999, IDB Development, the original party to the Merger Agreement, assigned to DIC all of its Shares and all of its rights and obligations under the Merger Agreement, and DIC assumed all such obligations. The Shares owned by shareholders of the Company other than DIC are herein referred to as the "Public Shares" and the holders of the Public Shares are herein referred to as the "Public Shareholders." A conformed copy of the Merger Agreement is included in this Proxy Statement as Annex A.

    The Board of Directors has fixed the close of business on             , 1999
as the record date ("Record Date") for determining holders of Shares who will be entitled to notice of and to vote at the Special Meeting. Only the holders of record of Shares on the Record Date will be entitled to vote at the Special Meeting.

    Pursuant to the MBCA, the affirmative vote of holders of at least a majority of all of the outstanding Shares is required to approve and adopt the Merger Agreement. DIC, which owns 81.35% of the outstanding Shares, has agreed to vote such Shares in favor of the approval and adoption of the Merger Agreement. Accordingly, approval and adoption of the Merger Agreement is assured regardless of the vote of any other shareholder of the Company.

    On             , 1999, the last full trading date before the mailing of this
Proxy Statement, the closing sales price of the Shares as reported on the New
York Stock Exchange ("NYSE") was $      per share. On September 4, 1998, the
last full trading day prior to the public announcement of IDB Development's proposal to take the Company private, the closing sales price of the Shares as reported on the NYSE was $22 13/16.

    Instructions with regard to the surrender of share certificates, together with a letter of transmittal to be used for this purpose, will be forwarded to the Public Shareholders as promptly as practicable following the Effective Time. Public Shareholders should surrender share certificates only after receiving a letter of transmittal. PUBLIC SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

    The Public Shareholders have the right to dissent from the Merger and to be paid the "fair value" of their Shares, as determined by a court pursuant to the MBCA, by following the procedures prescribed in the MBCA. SHAREHOLDERS WHO FAIL TO COMPLY STRICTLY WITH THE APPLICABLE PROCEDURES WILL FORFEIT THEIR DISSENTERS' RIGHTS IN CONNECTION WITH THE MERGER. See Annex B and "SPECIAL FACTORS--Rights of Dissenting Shareholders". The fair value of a Share, as determined pursuant to the MBCA, may be equal to, greater than, or less than the Merger Consideration.

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), NOR HAS THE COMMISSION
PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE
ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

    No persons have been authorized to give any information or to make any representations other than those contained in this Proxy Statement in connection with the solicitation of proxies made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any other person.

    The Board of Directors knows of no additional matters that will be presented for consideration at the Special Meeting. Execution of the accompanying proxy, however, confers on the designated proxies discretionary authority to vote the Shares covered thereby in accordance with their best judgment on such other matters, if any, that properly may come before, and all matters incident to the conduct of, the Special Meeting or any adjournments or postponements thereof.

    The date of this Proxy Statement is             , 1999, and it is first
being mailed to holders of Shares on       , 1999.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................................................           i

SUMMARY....................................................................................................          iv
  Parties to the Merger Agreement..........................................................................          iv
  Background of the Merger.................................................................................          iv
  Purpose and Structure of the Merger; Reasons for the Merger..............................................          iv
  Effective Time for the Merger............................................................................          iv
  Certain Effects of the Merger; Plans for the Company after the Merger....................................           v
  Appraisal Rights.........................................................................................           v
  The Fairness Opinion of the Financial Advisor............................................................           v
  Conditions to the Merger.................................................................................           v
  Termination of the Merger Agreement......................................................................           v
  Amending or Waiving Terms of the Merger Agreement........................................................          vi
  Financing of the Merger..................................................................................          vi
  Accounting Treatment.....................................................................................          vi
  Certain Federal Income Tax Consequences..................................................................          vi
  Litigation Related to the Merger.........................................................................          vi
  Market Prices and Dividends..............................................................................        viii
  Selected Summary Financial Information Concerning the Company............................................          ix

INTRODUCTION...............................................................................................           1
  General..................................................................................................           1
  Voting at the Special Meeting and Revocation of Proxies..................................................           1

SPECIAL FACTORS............................................................................................           2
  Background of the Merger.................................................................................           2
  Exchange of Company Shares between IDB Development and DIC; Assignment of the Merger Agreement...........           5
  Recommendation of the Special Committee and the Company Board............................................           5
  Fairness of the Merger...................................................................................           6
  Opinion of Merrill Lynch.................................................................................           8
  Interests of Certain Persons in the Merger...............................................................          12
  Position of DIC and IDB Development Regarding Fairness of the Merger.....................................          13
  Payment for Shares.......................................................................................          14
  Purpose and Effects of the Merger; Reasons for the Merger................................................          15
  Plans for the Company after the Merger...................................................................          15
  Certain Effects of the Merger............................................................................          16
  Accounting Treatment of the Merger.......................................................................          16
  Regulatory Approvals.....................................................................................          16
  Certain Shareholder Litigation...........................................................................          16
  The Merger Agreement.....................................................................................          17
  Certain U.S. Federal Income Tax Consequences of the Merger...............................................          21
  Rights of Dissenting Shareholders........................................................................          23
  Fees and Expenses........................................................................................          25

FINANCING OF THE MERGER....................................................................................          25

BUSINESS OF THE COMPANY....................................................................................          25

SELECTED FINANCIAL INFORMATION OF THE COMPANY..............................................................          27

                                                                                                                PAGE
                                                                                                                -----
OWNERSHIP OF SHARES........................................................................................          29

TRANSACTIONS BY CERTAIN PERSONS IN SHARES..................................................................          30

MANAGEMENT OF THE COMPANY, DIC, IDB DEVELOPMENT, IDB HOLDING, AND MERGER SUB...............................          31
  Directors and Executive Officers of the Company..........................................................          31
  Directors and Executive Officers of DIC..................................................................          33
  Directors and Executive Officers of IDB Development......................................................          35
  Directors and Executive Officers of IDB Holding..........................................................          37
  Directors and Executive Officers of Merger Sub...........................................................          38

INFORMATION CONCERNING DIC AND MERGER SUB..................................................................          39

INDEPENDENT PUBLIC ACCOUNTANTS.............................................................................          40

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................................................          40

PROXY SOLICITATION.........................................................................................          40

SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING..............................................................          41

ADDITIONAL AVAILABLE INFORMATION...........................................................................          41

OTHER MATTERS..............................................................................................          41

ANNEX A Agreement and Plan of Merger
ANNEX B Section 909 of the Maine Business Corporation Act
ANNEX C Opinion of Merrill Lynch International

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:         WHAT WILL HAPPEN IF THE PROPOSED
           MERGER IS COMPLETED?

A:         The Company will merge with Merger
           Sub, a wholly-owned subsidiary of
           DIC, with the Company as the
           surviving corporation, and the Public
           Shareholders who do not exercise
           their appraisal rights will receive
           $30 in cash in exchange for each of
           their Shares. The merger agreement is
           described on pages 17 through 21 and
           attached as Annex A to this proxy
           statement. We encourage you to
           carefully read the merger agreement,
           as it is the legal document that
           governs the merger.

Q:         WHY IS THE COMPANY PROPOSING TO MERGE
           AT THIS TIME? HOW WILL I BENEFIT?

A:         On March 25, 1998, IDB Development
           announced that it was considering a
           possible restructuring relating to
           the Company which might involve the
           acquisition of the Public Shares. On
           September 8, 1998, the Company
           received a proposal from IDB
           Development to take the Company
           private through a merger of the
           Company which contemplated the
           acquisition of all Public Shares by a
           wholly-owned subsidiary of IDB
           Development or, in the event IDB
           Development completed the
           contemplated transfer to DIC of its
           shares of the Company's common stock
           prior to consummation of the merger,
           by DIC. On January 7, 1999, IDB
           Development completed such transfer
           of Company shares to DIC and assigned
           to DIC all of its rights and obli-
           gations in connection with the
           merger. The Company's board of
           directors, relying in large part upon
           the unanimous recommendation of a
           special committee of directors who
           have no financial interest in IDB
           Development, IDB Holding Corporation
           Ltd. ("IDB Holding"), the parent of
           IDB Development, DIC or their
           affiliates, believes that the merger
           consideration is fair and in your
           best interests. The price of $30 per
           Share, which you will receive if the
           merger is completed, represents a 32%
           premium over the closing price per
           share for our common stock on
           September 4, 1998, the last trading
           day before we announced our receipt
           of the proposal from IDB Devel-
           opment, and exceeds the highest price
           at which the common stock of the
           Company has traded on the NYSE for
           the four-year period prior to such
           date.

Q:         DOES THE BOARD OF DIRECTORS RECOMMEND
           VOTING IN FAVOR OF THE MERGER?

A:         Our board of directors, relying in
           large part upon the unanimous
           recommendation of the special
           committee, has unanimously determined
           that the merger consideration is fair
           to you and in your best interests and
           unanimously recommends that you vote
           in favor of the merger.

Q:         WHAT WILL I RECEIVE IN THE MERGER?

A:         If the merger is completed, you will
           have the right to receive $30 in cash
           for each of your shares.

Q:         WHEN DO YOU EXPECT THE MERGER TO BE
           COMPLETED?

A:         We are working towards completing the
           merger as quickly as possible. We
           hope to complete the merger by
           February 28, 1999.

Q:         WILL I OWE ANY FEDERAL INCOME TAX AS
           A RESULT OF THE MERGER?

A:         Your receipt of cash for your shares
           in the merger will be a taxable
           transaction for federal income tax
           purposes and may also be a taxable
           transaction under applicable state,
           local, foreign or other tax laws.
           Generally, you will recognize gain or
           loss for such purposes equal to the
           difference between the cash received
           in connection with the merger and
           your tax basis for your shares. For
           federal income tax purposes, this
           gain or loss generally will be a
           capital gain or loss if you held your
           shares as a capital asset.

                                      (i)

           Tax matters are very complicated, and
           the tax consequences of the merger to
           you will depend on the facts of your
           own situation. You should consult
           your tax advisor for a full
           understanding of the tax consequences
           of the merger to you.

Q:         WHEN AND WHERE IS THE SPECIAL
           SHAREHOLDER MEETING?

A:         The special meeting will be held on
           February 25, 1999 at 511 Fifth
           Avenue, 17(th) Floor, New York, New
           York 10017 at 10:00 a.m. local time.

Q:         WHO CAN VOTE ON THE MERGER?

A:         Only holders of record of the
           Company's common stock at the close
           of business on             , 1999,
           the record date for the special
           meeting, may vote on the merger.

Q:         WHAT VOTE IS REQUIRED?

A:         The merger must be approved by the
           affirmative vote of at least a
           majority of the outstanding shares of
           common stock. As of the record date,
           DIC owned 81.35% of the outstanding
           shares of common stock. DIC has
           agreed to vote all of its shares in
           favor of the merger. Therefore,
           approval of the merger is assured
           without the affirmative vote of any
           other shareholders.

Q:         WHAT DO I NEED TO DO NOW?

A:         After you have carefully reviewed
           this proxy statement, please indicate
           how you want to vote on your proxy
           card and sign and mail it in the
           enclosed return envelope as soon as
           possible, in order for your shares to
           be represented at the special
           meeting. If you sign and send in the
           proxy card and do not indicate how
           you want to vote, your proxy will be
           voted for the merger. If you do not
           vote by either sending in your proxy
           card or voting in person at the
           special meeting, that will have the
           same effect as a vote against the
           merger.

Q:         SHOULD I SEND IN MY STOCK CER-
           TIFICATES NOW?

A:         No. After the merger is completed, we
           will send you written instructions
           for sending in your stock
           certificates and receiving the cash
           payment for your shares.

Q:         IF MY SHARES ARE HELD IN "STREET
           NAME" BY MY BROKER, WILL MY BROKER
           VOTE MY SHARES FOR ME?

A:         Your broker will vote your shares
           only if you provide instructions as
           to how to vote your shares. You
           should follow the directions provided
           by your broker regarding how to
           instruct your broker to vote your
           shares. Without instructions, your
           shares will not be voted by your
           broker and the failure to vote will
           have the same effect as a vote
           against the merger.

Q:         CAN I CHANGE MY VOTE AFTER I HAVE
           MAILED MY SIGNED PROXY CARD?

A:         Yes. You can change your vote at any
           time before the vote is taken at the
           special meeting. You can do this in
           one of three ways. First, you can
           send a written notice dated later
           than your proxy card stating that you
           revoke your current proxy. Second,
           you can complete and submit a new
           proxy card dated later than your
           original proxy card. If you choose
           either of these two methods, you must
           submit your notice of revocation or
           your new proxy card to the General
           Counsel and Secretary of our Company
           at our executive offices in New York.
           We must receive the notice or new
           proxy card before the vote is taken
           at the special meeting. Third, you
           can attend the special meeting and
           vote in person. Simply attending the
           special meeting, however, will not
           revoke your proxy. If you have
           instructed a broker to vote your
           shares, you must follow the
           directions received from your broker
           as to how to change your vote.

                                      (ii)

Q:         WHAT OTHER MATTERS WILL BE VOTED ON
           AT THE SPECIAL MEETING?

A:         We do not expect to ask you to vote
           on any other matters at the special
           meeting.

Q:         WHAT ARE MY RIGHTS IF I OBJECT TO THE
           MERGER?

A:         If you object to the merger and do
           not

           vote for it, you have the right to
           receive the appraisal value for your
           shares if you follow the procedures
           required by Maine law. Those
           procedures are described on pages 23
           to 25 of this proxy statement and in
           Annex B. If you vote in favor of the
           merger, you will not be able to seek
           payment for the appraisal value of
           your shares under Maine law.

                                     (iii)

                                    SUMMARY

    WE ARE PROVIDING YOU WITH THE FOLLOWING SUMMARY OF CERTAIN INFORMATION IN THIS PROXY STATEMENT OR IN THE DOCUMENTS ATTACHED AS ANNEXES. HOWEVER, YOU SHOULD GIVE CAREFUL CONSIDERATION TO ALL OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT (INCLUDING INFORMATION INCORPORATED FROM OTHER DOCUMENTS) AND THE ANNEXES.

PARTIES TO THE MERGER AGREEMENT

    THE COMPANY. Our Company is a Maine corporation primarily engaged in the organization, acquisition of interests in, financing and participation in the management of companies predominantly located in or related to Israel, engaged in various fields of business, including telecommunications and technology, manufacturing, real estate, retailing, shipping and consumer products. Its executive offices are located at 511 Fifth Avenue, 10(th) Floor, New York, New York 10017, and the telephone number is (212) 687-2400.

    DIC. DIC is an Israeli corporation which invests and participates in the initiation, development and direction of a diverse portfolio of business enterprises, including Israeli companies engaged in telecommunications and technology, manufacturing, real estate, financing and automobile leasing, retailing, shipping and consumer products. DIC owns shares of most of the same Israeli companies in which the Company has holdings and, through a subsidiary, has an agreement with our Company that DIC and the Company each will offer the other equal participation in business opportunities that become available to either of them in Israel. DIC owns 81.35% of the outstanding shares of common stock of the Company. Its executive offices are located at 14 Beth Hashoeva Lane, Tel Aviv 61016, Israel, and the telephone number is 972-3-567-2700.

    MERGER SUB. Merger Sub, a Maine corporation newly organized in connection with the Merger, is a wholly-owned subsidiary of DIC. It has not carried on any activities other than in connection with the Merger and will cease to exist when the Merger is completed. Its executive offices are located at One Portland Square, Portland, Maine 04101, and the telephone number is (207) 774-4000.

BACKGROUND OF THE MERGER

    For a description of the events leading to the approval of the Merger Agreement by the Board of Directors of the Company, see "SPECIAL
FACTORS--Background of the Merger".

PURPOSE AND STRUCTURE OF THE MERGER; REASONS FOR THE MERGER

    The purpose of the Merger is for DIC to increase its ownership of the Shares from 81.35% to 100% and to terminate the Company's status as a public company. In determining to propose the Merger, DIC relied on a number of factors, including the superseded business purpose of the Company, synergistic savings, avoidance of costs associated with compliance with United States securities laws, the Company's inability to raise capital at an acceptable price, elimination of possible conflicts of interests between the Company and DIC and its affiliates, and elimination of constraints under the 1940 SEC Order exempting the Company from the Investment Company Act of 1940. See "SPECIAL FACTORS--Purpose and Structure of the Merger; Reasons for the Merger".

EFFECTIVE TIME FOR THE MERGER

    The Merger shall be consummated at the Effective Time, when the articles of merger are filed with the Secretary of State of Maine in accordance with the MBCA. The required filing is expected to be made as soon as practicable after the approval of the Merger Agreement by the Company's shareholders at the Special Meeting and the satisfaction or waiver of the other conditions to consummation of the Merger. See "SPECIAL FACTORS--The Merger Agreement".

                                      (iv)

CERTAIN EFFECTS OF THE MERGER; PLANS FOR THE COMPANY AFTER THE MERGER

    Following the Merger, DIC will own 100% of the Company's capital stock and will be the sole beneficiary of any future earnings and growth of our Company and any divestitures, acquisitions and other corporate opportunities. Upon completion of the Merger, the Public Shareholders will cease to have any ownership interests in, or rights as shareholders of, our Company. After the Merger, our Company will be a closely held corporation. There will be no public market for the common stock of the Company. The registration of the Shares under the Securities Exchange Act of 1934 (the "Exchange Act") will be terminated, and our Company will no longer be required to file periodic reports with the Commission. See "SPECIAL FACTORS--Certain Effects of the Merger".

    Following the completion of the Merger, the Company and DIC will undergo a restructuring program involving the assets of both companies. See "SPECIAL FACTORS--Plans for the Company after the Merger." You will have no interest in this restructuring program.

APPRAISAL RIGHTS

    Under Maine law, if you do not vote in favor of the Merger and you follow all of the procedures for demanding your appraisal rights described on pages 23 through 25 and in Annex B, you may receive a cash payment for the "fair value" of your Shares, as determined by a court pursuant to Maine law, instead of the amount to be received by the other Public Shareholders pursuant to the Merger Agreement. If you properly exercise and perfect your appraisal rights, the fair value of your Shares will be determined by a court and may be more than, the same as or less than the amount you would have received in the Merger if you had not exercised your appraisal rights. If you want to exercise your appraisal rights you are urged to read and follow carefully the required procedures. Failure to take any of the steps required under Maine law could result in the loss of your appraisal rights. If you vote in favor of the Merger, you will not be able to seek payment for the fair value of your Shares under Maine law. See "SPECIAL FACTORS--Rights of Dissenting Shareholders".

THE FAIRNESS OPINION OF THE FINANCIAL ADVISOR

    On December 16, 1998, Merrill Lynch delivered to the Special Committee an opinion that as of such date, and subject to the assumptions made, matters considered and limitations on the review undertaken, the proposed cash consideration to be received by the shareholders of the Company, other than IDB Development and its affiliates, in the Merger was fair to such shareholders from a financial point of view. This opinion is included as Annex C to this Proxy Statement, and we encourage you to read it carefully. See "SPECIAL FACTORS--Background of the Merger" and "SPECIAL FACTORS--Opinion of Merrill Lynch".

CONDITIONS TO THE MERGER

    The Merger will be completed only if the following conditions are met or waived:

    - the required shareholder approval has been obtained; and

    - no law, injunction or order restrains or prohibits the completion of the Merger.

    If these conditions are not satisfied or waived, we expect that our Company will continue its present business as a public company with its common stock listed on the NYSE. See "SPECIAL FACTORS--The Merger Agreement".

TERMINATION OF THE MERGER AGREEMENT

    The Company (upon approval of the Special Committee), DIC and Merger Sub may agree to terminate the Merger Agreement at any time. In addition, any party may terminate the Merger Agreement if the Merger is not completed by December 31, 1999 or if:

    - party materially breaches a provision of the Merger Agreement;

    - Company's Board (with the consent of the Special Committee) or Special Committee withdraws, modifies or changes its recommendation of the Merger Agreement or resolves to do so; or

                                      (v)

    - court or other government body issues a final order or ruling restraining the Merger. See "SPECIAL FACTORS--The Merger Agreement".

AMENDING OR WAIVING TERMS OF THE MERGER AGREEMENT

    AMENDMENT. The parties may amend the Merger Agreement by mutual agreement, but only with the approval of the Special Committee.

    WAIVER. Any party may extend the time for the performance of the obligations of another party. Also, any party may waive any inaccuracies in the representations and warranties or noncompliance by another party with any of the agreements or conditions in the Merger Agreement. Any such extension or waiver by the Company must be approved by the Special Committee. See "SPECIAL FACTORS--The Merger Agreement".

FINANCING OF THE MERGER

    DIC needs approximately $103 million to complete the Merger. DIC shall forward Merger Sub $103 million to finance the Merger, which debt will be assumed by the Company after the Merger. The loan will be unsecured indebtedness of the Company maturing in one year from the date of the loan. See "FINANCING OF THE MERGER".

ACCOUNTING TREATMENT

    The Merger will be accounted for under the "purchase" method of accounting. Accordingly, a determination of the fair value of the Company's assets and liabilities will be made by DIC for accounting purposes only in order to allocate the purchase price to the assets acquired and the liabilities assumed. See "SPECIAL FACTORS-- Accounting Treatment of the Merger".

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    Your receipt of cash for your Shares in the Merger will be a taxable transaction to you for federal income tax purposes and may also be a taxable transaction to you under applicable state, local, foreign or other tax laws. Generally, you will recognize gain or loss for federal income tax purposes equal to the difference between the cash received in connection with the Merger and your adjusted tax basis for the Shares. For federal income tax purposes, this gain or loss generally will be a capital gain or loss if you held your Shares as a capital asset.

    Tax matters are very complicated, and the tax consequences of the Merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the Merger to you. See "SPECIAL FACTORS-- Certain U.S. Federal Income Tax Consequences of the Merger".

LITIGATION RELATED TO THE MERGER

    As of the date of this Proxy Statement, the Company and DIC are aware of two lawsuits that have been filed relating to the Merger, one of which was discontinued after the defendants moved to dismiss it. The Company and its directors are defendants in the current lawsuit. This lawsuit was filed by two of the Company's shareholders claiming to represent all shareholders of the Company.

    The allegations of the class action complaint generally assert that the Merger Consideration is unfair and inadequate and is below the fair or inherent value of the assets and future prospects of our Company. The complaint also alleges that the defendants engaged in self-dealing without regard to conflicts of interest, and that the defendants breached their fiduciary duties in approving the merger agreement.

    The complaint seeks to prohibit, among other things, completion of the Merger. To date no motion to enjoin any of the proceedings contemplated by the Merger Agreement has been made. The complaint also seeks unspecified damages, attorneys' fees and other relief. The Company believes that the allegations contained in the complaint are without merit and intends to contest the action vigorously. The Company does not believe that these matters will have any significant impact on the timing or completion of the Merger; however, there can be no assurance that a motion to enjoin the transactions contemplated by the Merger Agreement will not be made and, if made, that it would not be granted.

                                      (vi)

    In April 1998, following IDB Development's March 1998 purchase of 1,774,200 Shares in a privately negotiated purchase and the filing with the Commission of an amendment to IDB Development's Schedule 13D stating that IDB Development was considering possible corporate restructuring transactions relating to the Company which might involve IDB Development's acquisition of the Public Shares, a purported class action was filed against the Company, certain directors of the Company, and certain directors of IDB Development and its affiliates. The complaint alleged, among other things, that the defendants had failed to take those actions necessary to ensure that the Public Shareholders would receive maximum value for their Shares if IDB Development sought to acquire the Public Shares, that the Company and its directors could not be expected to act in the best interests of the Public Shareholders because of conflicts of interest, that the defendants had breached their fiduciary and other common law duties to the Public Shareholders, and that the Public Shareholders would be prevented from obtaining a fair and adequate price for their Shares. In June 1998, the plaintiff voluntarily discontinued such action after the defendants moved to dismiss the suit. See "SPECIAL FACTORS--Certain Shareholder Litigation".

                                     (vii)

MARKET PRICES AND DIVIDENDS

    Our Shares are listed and traded on the NYSE under the symbol "IEC". The following table sets forth, for the quarters indicated, the high and low prices per share on the NYSE as reported by the Dow Jones News Service:

                                                                                                     HIGH      LOW
                                                                                                    -------  -------
1996:
  First Quarter.................................................................................... $24 3/4  $19 1/2
  Second Quarter...................................................................................  22 7/8   17 1/2
  Third Quarter....................................................................................  19       15 1/2
  Fourth Quarter...................................................................................  18 1/8   14
1997:
  First Quarter.................................................................................... $21 1/2  $17
  Second Quarter...................................................................................  25 1/8   18
  Third Quarter....................................................................................  24 1/4   18 3/4
  Fourth Quarter...................................................................................  22 3/8   18 1/2
1998:
  First Quarter.................................................................................... $23 1/8  $19 15/16
  Second Quarter...................................................................................  24 1/4   21 11/16
  Third Quarter....................................................................................  26 1/2   22 3/4
  Fourth Quarter...................................................................................  29       23 5/8

    On September 4, 1998, the last full trading day prior to our public announcement of IDB Development's proposal to take our Company private, the closing price per Share as reported on the NYSE was $22 13/16. On March 24, 1998, the last full trading day before the announcement that IDB Development was considering a possible restructuring of our Company, the closing price per share
as reported on the NYSE was $21 1/8. On             , 1999, the last full
trading day prior to the date of this Proxy Statement, the closing price per
Share as reported on the NYSE was $      .

SELECTED SUMMARY FINANCIAL INFORMATION CONCERNING THE COMPANY

    Set forth below is financial information excerpted or derived from the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (the "Form 10-K") and the unaudited financial statements in the Company's report on Form 10-Q for the quarter ended September 30, 1998. More comprehensive financial information is included in those documents, which are incorporated by reference in this Proxy Statement. The summary financial information is qualified by reference to these reports. You may obtain copies of those documents, but not the related exhibits, free of charge by requesting them from the Secretary of the Company. See "ADDITIONAL INFORMATION".

                                     (viii)

                        PEC ISRAEL ECONOMIC CORPORATION
                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             NINE MONTHS
                                         ENDED SEPTEMBER 30,                  FISCAL YEAR ENDED DECEMBER 31,
                                        ----------------------  ----------------------------------------------------------
                                           1998        1997        1997        1996        1995        1994        1993
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------

                                             (UNAUDITED)
Income from:
  Equity in net income of Affiliated
    Companies.........................  $   25,695  $   39,065  $   48,538  $   23,438  $   23,720  $   25,338  $   33,542
Total Revenues........................      37,472      73,115      88,630      44,535      42,065      40,798      60,648
Net Income*...........................      18,370      48,099      54,503      28,213      25,242      32,566      41,970
Net Income per Common Share*
  Basic...............................        1.00        2.60        2.95        1.51        1.35        1.73        2.24
  Diluted.............................        0.98        2.57        2.92        1.49        1.34        1.72        2.23
Weighted Average Number of Outstanding
  Common Shares.......................      18,362      18,508      18,472      18,714      18,759      18,759      18,759
Total Assets..........................     473,419     464,340     461,104     407,703     392,967     383,691     347,873
Total Liabilities.....................      64,706      44,348      44,979      33,827      35,680      42,223      40,636
Shareholders' Equity..................     408,713     419,992     416,125     373,876     357,287     341,468     307,237
Common Shareholders' Equity per Common
  Share...............................       22.26       22.69       22.66       20.20       19.05       18.20       16.38
Number of Outstanding Common Shares at
  the End of Each Period..............      18,362      18,508      18,362      18,508      18,759      18,759      18,759

------------------------

* Net income for 1993 is after the cumulative effect of a change in accounting for income taxes of ($1,174,000) or $(.06) per share of Common Stock. Net income for 1994 is after the cumulative effect of a change in accounting for marketable securities of $2,473,000 or $.13 per share of Common Stock. Net income is after loss from discontinued operations of General Engineers Limited, net of income taxes, of $380,000 for 1995 ($.02 per share), $104,000 for 1994 ($.01 per share) and $67,000 for 1993 (no cents per share).

    No dividends were paid during the last five years. Pursuant to a loan agreement, the Company cannot pay dividends that will result in its consolidated total net assets over consolidated total liabilities (exclusive of liabilities subordinated in terms of payment to the loan) to fall below $300,000,000.

                                      (ix)

                        PEC ISRAEL ECONOMIC CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (amounts in thousands of dollars)

                                                                                                      NINE MONTHS
                                                                          YEAR ENDED DECEMBER 31,        ENDED
                                                                         --------------------------  SEPTEMBER 30,
                                                                             1996          1997          1998
                                                                         ------------  ------------  -------------
Pre-tax income from continuing operations..............................  $     33,002  $     76,041   $    26,313
Less: Undistributed income of Affiliated Companies.....................       (41,559)      (54,153)      (35,509)
Add: Equity in losses of Affiliated Companies..........................        20,964         6,118        11,331
                                                                         ------------  ------------  -------------
Adjusted Pre-tax income................................................  $     12,407  $     28,006   $     2,135
                                                                         ------------  ------------  -------------
                                                                         ------------  ------------  -------------

Fixed charges:

  Interest expense and amortization of deferred financing costs on all
    indebtedness (A)...................................................             6            12           939
  Interest component of operating leases (B)...........................             0             0             0
                                                                         ------------  ------------  -------------

      TOTAL FIXED CHARGES..............................................             6            12           939
                                                                         ------------  ------------  -------------

EARNINGS BEFORE INCOME TAXES, DISCONTINUED
  OPERATIONS AND FIXED CHARGES.........................................        12,413        28,018         3,074
                                                                         ------------  ------------  -------------
                                                                         ------------  ------------  -------------

RATIO OF EARNINGS TO FIXED CHARGES.....................................      2,068.83      2,334.83          3.27
                                                                         ------------  ------------  -------------
                                                                         ------------  ------------  -------------

------------------------

(A) Amount includes interest expense of $6, $12 and $107 for the years ended December 31, 1996, 1997 and nine months ended September 30, 1998, respectively, for General Engineers Limited, a wholly-owned subsidiary of the Company.

(B) The interest component of the Company's operating leases is considered to be de minimis and accordingly, no such amount has been included in the computation.

                                      (x)

                                  INTRODUCTION

GENERAL

    This Proxy Statement and the accompanying proxy card are first being mailed
on or about       , 1999 to holders of Shares. These materials are being
furnished in connection with the solicitation by the Company's Board of proxies to be voted at the Special Meeting scheduled to be held on February 25, 1999 and at any adjournment or postponement thereof.

    At the Special Meeting, shareholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement. A conformed copy of the Merger Agreement is included with this Proxy Statement as Annex A. Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company as the surviving corporation. As a result of the Merger, the Company will become a direct, wholly-owned subsidiary of DIC.

    On December 15, 1998, the Company entered into the Merger Agreement with DIC and Merger Sub, pursuant to which the Public Shares, other than those shares owned by shareholders who perfect their appraisal rights in accordance with the MBCA ("Dissenting Shareholders"), shall be converted into the right to receive $30 in cash, without interest. Upon consummation of the Merger, DIC will own the entire equity interest in the Company.

    Under the MBCA, the affirmative vote of at least a majority of all of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. DIC owns 14,937,792 Shares (representing approximately 81.35% of the issued and outstanding Shares). As required by the Merger Agreement, DIC will cause all its Shares to be voted in favor of the approval and adoption of the Merger Agreement. Approval and adoption of the Merger Agreement is assured with the vote of DIC without the affirmative vote of any other shareholder of the Company.

    The Company anticipates that the directors and executive officers of the Company and its affiliates will vote their Shares, which equal an aggregate of 21,900 Shares, in favor of the approval and adoption of the Merger Agreement.

VOTING AT THE SPECIAL MEETING AND REVOCATION OF PROXIES

    On the Record Date, 18,362,188 Shares were outstanding and entitled to vote at the Special Meeting, and there were [2,268] holders of record. Shareholders are entitled to one vote per Share on each matter to be voted upon. The presence, in person or by properly executed proxy, of the holders of a majority of the Shares outstanding is necessary to constitute a quorum at the Special Meeting. The approval and adoption of the Merger Agreement require the affirmative vote of holders of at least a majority of the Shares outstanding as of the Record Date.

    All Shares that are represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting and not revoked will be voted at the Special Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR the approval and adoption of the Merger Agreement. Abstentions and broker non-votes will have the same effect as a vote AGAINST the approval and adoption of the Merger Agreement. Failure either to return a properly executed proxy card or to vote in person at the Special Meeting will have the same effect as a vote AGAINST the approval and adoption of the Merger Agreement.

    All Shares represented by a properly executed proxy received prior to or at the Special Meeting and not revoked will be treated as present at the Special Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

    You may revoke your proxy at any time prior to its exercise by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a proxy), by giving notice of revocation of your proxy at the Special Meeting, or by delivering a written notice of revocation or a duly executed proxy relating to the matters to be considered at the Special Meeting and bearing a later date than your proxy card to the Secretary of the Company at the Company's Executive Offices, 511 Fifth Avenue, New York, New York 10017. Unless revoked in the manner set forth above, proxies in the form enclosed will be voted at the Special Meeting in accordance with your instructions.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

    From time to time the management of IDB Development, DIC and the Company expressed the view in informal meetings and discussions that the Company's original business purpose, to serve as a United States vehicle to attract American investors to Jewish industry and business enterprises in what was then Palestine, had been superseded for a number of years. As a result, those involved believed that the Company and DIC were duplicating management efforts and resources, and that the Company was incurring substantial compliance costs as a public company in the United States. The Company's corporate structure also resulted in conflicts of interest between the Company and DIC due to the effect of different laws in Israel and the U.S. on their respective equity holdings. In addition, the Company's holding company status adversely affected the market price for the Company's shares, which, in turn, adversely affected the Company's ability to raise capital at an acceptable price. Accordingly, the management of IDB Development, DIC and the Company discussed the possibility of a going private transaction involving the Company and, with their legal and financial advisors, conducted studies of various tax and other issues relevant to such a transaction. On October 29, 1997, various officers of IDB Development, DIC and the Company as well as representatives of Goldman, Sachs & Co. ("Goldman, Sachs") held a meeting in Israel to discuss such issues. Goldman, Sachs had not been formally engaged to provide financial advice in connection with such a transaction but had provided financial advisory services from time to time to affiliates of IDB Development. On February 26, 1998, an affiliate of Goldman, Sachs became a 9.49% stockholder in IDB Holding.

    At the October 29(th) meeting, the participants discussed various alternative means of restructuring the Company to minimize the tax and cost inefficiencies (under United States and Israeli laws) of the Company's existing corporate structure, but the discussion did not address the fairness of any transaction to the Public Shareholders. IDB Holding did not engage Goldman, Sachs for the purpose of considering a possible restructuring of the Company, and no recommendations were made at the October 29(th) meeting. Although the individuals at the meeting made no decision to proceed with a going private transaction, they determined to continue discussions and studies of issues relevant to such a transaction. By the end of summer of 1998, however, representatives of Goldman, Sachs had ceased participating in discussions of a possible restructuring of the Company.

    On March 25, 1998, IDB Development acquired 1,744,200 Shares in a privately negotiated purchase at a price of $25.50 per Share. On such date, IDB Development amended its Schedule 13D with the Commission with respect to the Company to report such purchase. Such amendment stated that IDB Development was considering possible corporate restructuring transactions relating to the Company which might involve the acquisition by IDB Development of the Public Shares, but that no determination had been made as to whether any such transaction would be executed.

    In July 1998, representatives of the management of IDB Development, DIC, the Company and their professional advisors held a meeting in Israel to discuss the corporate and tax issues relevant to a going private transaction involving the Company and the restructuring of the assets of the Company and DIC. No determination was made at such meeting as to whether any such transactions would be carried out, and the participants at the meeting decided to continue discussions and studies of relevant issues. On September 2, 1998, BT Wolfensohn was engaged to act as financial advisor to IDB Development with respect to a possible going private transaction involving the Company.

    To assist IDB Development in its consideration of such a transaction, in July 1998, subsequent to the July 1998 meeting in Israel, the Company provided IDB Development with internally prepared estimates of the liquidation value of the Company and discounted net asset values of the Company. The estimates were based on various assumptions believed to be valid at the time, market prices on July 17, 1998 for the Company's holdings of publicly traded securities, estimates of the fair values of the Company's holdings in private companies, prepared without in-depth analyses or independent appraisals, and estimates of the capital gains taxes to which the Company might be subject. These estimates were prepared for internal use without the assistance of professional financial advisors, were not reviewed by an independent outside reviewer and were not prepared in accordance with the Policy on Projections of the Commission or the Guidelines for preparation of financial forecasts of the American Institute of Certified Public Accountants. Various factors outside the control of the Company could cause these estimates to prove not to be correct, including developments with respect to the companies in which the Company holds securities, economic conditions in Israel and fluctuations in the market prices of the Company's holdings of publicly traded securities. The information provided to IDB Development reflected an estimated after tax liquidation value for the Company of $829 million or $45.13 per Share and an undiscounted net asset value, after adjustment for estimated taxes (including certain tax savings anticipated to be realized as a result of the Newco transaction (see "--Plans for the Company after the Merger")), of $990 million. Based on discounts ranging from 0% to 50%, the Company estimated this would result in discounted net asset values per Share ranging from $53.93 to $26.96. The estimates provided to IDB Development in July 1998 were subsequently provided to the Special Committee.

    At a meeting held in Israel on September 7, 1998, the Board of Directors of IDB Development (the "IDB Board") discussed issues relevant to a going private transaction. BT Wolfensohn made a presentation to the IDB Board of IDB Development on the historical trading levels, price and volume analysis of the Shares, and an analysis of the proposed offer to the Public Shareholders. After reviewing such issues and presentation, the IDB Board approved the submission to the Company's Board of a letter setting forth a proposal (the "Proposal") to acquire all of the outstanding Shares of the Company not already owned by IDB Development for a cash price of $25.50 per Share through a merger of a wholly-owned subsidiary of IDB Development into the Company. Such letter noted that IDB Development intended to exchange all of its Shares of the Company with DIC for newly issued shares of DIC, and that in the event IDB Development completed such transfer to DIC prior to completion of such merger, IDB Development would assign to DIC all of its rights and obligations in connection with the Proposal, including any rights to acquire the Shares pursuant to the Merger.

    In response to such Proposal, the Company's Board of Directors of the Company met on September 9, 1998 and formed a special committee (the "Special Committee") of independent directors, comprised of Messrs. Robert H. Arnow and Alan R. Batkin, to review and evaluate the Proposal. The Board empowered the Special Committee to study, evaluate and negotiate the terms of the Proposal on behalf of the Company with a view toward making a recommendation, or such other report as the Special Committee deemed appropriate, to the Company's Board with respect to the Proposal. In addition, the Company's Board authorized the Special Committee, among other things, to retain independent legal counsel and financial advisors. The Company's Board authorized the Company to pay $20,000 to each member of the Special Committee for his service as a member thereof and to indemnify each of the members of the Special Committee to the fullest extent permitted by law from all losses incurred by him in connection with his services as a member of the Special Committee.

    The Special Committee subsequently met and determined to retain Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden, Arps") as special counsel to represent the Special Committee. On September 15, 1998, the Special Committee met with representatives of Skadden, Arps, who briefed the Special Committee on the process and the scope of the Special Committee's duties and discussed the fiduciary duties of the members of the Special Committee under applicable state law. At that meeting, the Special Committee also discussed retaining independent financial advisors and determined to interview certain investment banking firms in order to select a financial advisor to the Special Committee.

    On September 25, 1998, the Special Committee and representatives of Skadden, Arps met with three investment banking firms to discuss their credentials and suitability to act as financial advisor to the Special Committee. Following that meeting, the Special Committee determined to retain Merrill Lynch as financial advisor to the Special Committee based on its international reputation, expertise in the industry, advisory experience in similar transactions and the belief that Merrill Lynch had no material relationship with the Company, IDB Development, DIC or their respective affiliates. On October 30, 1998, the Special Committee finalized an engagement letter with Merrill Lynch.

    During October and early November, 1998, Merrill Lynch continued its due diligence investigation of the Company. On October 5 and November 20, 1998, representatives of Merrill Lynch met with members of the Company's management for due diligence sessions.

    On November 25, 1998, the Special Committee met with representatives of Merrill Lynch and Skadden, Arps. At this meeting, representatives of Merrill Lynch advised the Special Committee of the progress of its due diligence investigation of the Company and presented the Special Committee with its preliminary views on the Proposal. Representatives of Merrill Lynch advised the Special Committee of its preliminary view that the Proposal to acquire the Shares for $25.50 per Share should be negotiated by the Special Committee in an effort to obtain a higher per Share price for the minority interest in the Company. The Special Committee then authorized representatives of Merrill Lynch to discuss with BT Wolfensohn, financial advisor to IDB Development, Merrill Lynch's preliminary view of the value of the Company. In addition, the Special Committee authorized representatives of Merrill Lynch to negotiate with BT Wolfensohn with a view toward receiving a revised proposal for the acquisition of the Shares.

    On November 25, 1998, representatives of Merrill Lynch met with representatives of BT Wolfensohn to discuss the Proposal. Subsequently, representatives of Merrill Lynch held a number of telephone conferences with representatives of BT Wolfensohn concerning the Proposal. In addition, Mr. Batkin, on behalf of the Special Committee, had various conversations with representatives of IDB Development.

    On December 8, 1998, Mr. Batkin met with Mr. Oudi Recanati, Chairman of the Company and Vice Chairman of IDB Development, to discuss valuation issues. Mr. Arnow was out of the country and unable to attend such meeting. At this meeting, Mr. Recanati submitted a revised proposal on behalf of IDB Development to acquire all of the Shares not currently owned by IDB Development for $30.00 per Share in cash. Later that day, Mr. Batkin discussed the $30.00 per Share proposal with Mr. Arnow and with representatives of Merrill Lynch and Skadden, Arps by telephone conference. On December 8, the Company sent to the Special Committee and its financial and legal advisors a draft of a proposed merger agreement. From December 8 through December 15, representatives of the Special Committee and Skadden, Arps negotiated the terms of the Merger Agreement with representatives of IDB Development and its legal advisors.

    On December 11, 1998, the Special Committee met with representatives of Merrill Lynch and Skadden, Arps by telephone conference. At that meeting, representatives of Merrill Lynch orally advised the Special Committee that the $30.00 per Share proposed to be received by the holders of the Shares, other than IDB Development and its affiliates, pursuant to the Merger was fair to such shareholders from a financial point of view. The Special Committee then unanimously recommended that the Board of Directors approve and recommend to the Company's shareholders the revised $30.00 per Share proposal, subject to negotiation and execution of a mutually acceptable merger agreement. On December 11, the Company's Board met and unanimously recommended and approved the $30.00 per Share proposal. On December 15, the Special Committee and representatives of Skadden, Arps completed their negotiations of the terms of the Merger Agreement with IDB Development and its advisors and the Merger Agreement was executed. On December 16, 1998, Merrill Lynch issued its written opinion as to the fairness of the $30 per Share Merger Consideration to the shareholders of the Company, other than IDB Development and its affiliates, from a financial point of view.

EXCHANGE OF COMPANY SHARES BETWEEN IDB DEVELOPMENT AND DIC; ASSIGNMENT OF THE
  MERGER AGREEMENT

    On October 15, 1998, the Boards of Directors of IDB Development and DIC approved entering into an agreement (the "Private Placement Agreement") pursuant to which IDB Development would exchange all of its Shares of the Company for newly issued shares of DIC in a ratio (the "Exchange Ratio") of 1.1642 shares of DIC for one Share of the Company. As of October 14, 1998 (the day immediately preceding the date of such Board approvals) the closing price of one share of DIC on the Tel Aviv Stock Exchange (the "TASE") was 87.60 New Israeli Shekels ("NIS") and U.S. $1 was equivalent to NIS 4.185 (as published by the Bank of Israel on such date) so that the closing price on such date of 1.1642 shares of DIC on the TASE was the equivalent to $24.36. As of December 8, 1998 (the day the Special Committee received a draft of the proposed merger agreement), the closing price of one share of DIC on the TASE was NIS 107.50 and U.S. $1 was equivalent to NIS 4.18 (as published by the Bank of Israel on such date), so that the closing price on such date of 1.1642 shares of DIC on the TASE was equivalent to $29.94. Completion of the transactions contemplated by the Private Placement Agreement was subject, among other things, to approval of the shareholders of each of IDB Development and DIC.

    The Exchange Ratio was determined by Yitzchak Swary Ltd. ("Swary") who was engaged by IDB Development and DIC as an independent evaluator to render an economic opinion as to the fair exchange ratio. In addition, IDB Development and DIC received opinions from Dr. Arie Ovadia of A. O. Adav Financial Consultants Ltd. and Giza Advisory & Financial Consulting & Management [1988] Ltd., respectively, which stated that the Exchange Ratio determined by Swary was a fair and reasonable ratio from the point of view of IDB Development and DIC, respectively.

    On January 7, 1999, general meetings of the shareholders of IDB Development and DIC approved the Private Placement Agreement, and shortly thereafter IDB Development transferred to DIC its 14,937,792 Shares of the Company in exchange for 17,390,593 shares of DIC. The shares of DIC which IDB Development received pursuant to the exchange are subject to certain transfer restrictions pursuant to the TASE rules.

    On January 7, 1999 IDB Development assigned to DIC all of its Shares and all of its rights under the Merger Agreement, and DIC assumed all of IDB Development's obligations thereunder. Accordingly, upon consummation of the Merger, the Company will become a wholly-owned subsidiary of DIC. IDB Development also assigned to DIC all of its shares of Merger Sub. In addition, IDB Development assigned to DIC its rights and obligations under an agreement between IDB Development and PEC Israel Finance Corporation Ltd., a wholly-owned subsidiary of the Company, under which such company is required to pay IDB Development an annual management fee of $130,000. In addition, DIC will indemnify IDB Development with respect to any expense or damage arising from any claim brought against IDB Development under the Private Placement Agreement, subject to certain exemptions provided under the Private Placement Agreement.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE COMPANY BOARD

    On December 11, 1998, the Special Committee unanimously determined that the Merger is fair to, and in the best interests of, the Public Shareholders, and unanimously voted to recommend and approve the Merger and the Merger Agreement.

    On December 11, 1998, the Board of Directors, by a unanimous vote, adopted the recommendation of the Special Committee, approved the Merger Agreement and the transactions contemplated thereby, determined that the Merger is fair to, and in the best interests of the Public Shareholders, and recommended that all holders of Shares approve and adopt the Merger Agreement.

FAIRNESS OF THE MERGER

    SPECIAL COMMITTEE. In reaching its determinations, the Special Committee considered:

    - the historical market prices of the Shares, including the fact that the $30 per Share represented a premium of approximately 32% over the $22 13/16 per share closing price on September 4, 1998, the last full trading day prior to the September 8, 1998 announcement, and exceeds the highest price at which the shares have traded on the NYSE for the four-year period prior to the announcement date;

    - the opinion of Merrill Lynch that, based upon and subject to the assumptions and qualifications stated in its opinion, the $30 per Share to be received by the Public Shareholders in the Merger is fair to the Public Shareholders from a financial point of view, and the report and analysis presented to the Special Committee in connection with the submission of the opinion (see "SPECIAL FACTORS--Opinion of Merrill Lynch");

    - that the terms of the Merger Agreement were determined through arm's-length negotiations between the Special Committee and its legal and financial advisors, on one hand, and representatives of DIC and IDB Development, on the other;

    - the purchase by IDB Development of 1,744,200 shares at $25.50 per Share in a privately negotiated transaction in March 1998;

    - the DIC has sufficient stock ownership to control a disposition of the Company and informed the Special Committee that it would not be interested in a third party sale or liquidation of the Company; the Special Committee and Merrill Lynch were not authorized to, and did not, solicit third party indications of interest for the acquisition of the Company, nor were any offers from third parties received;

    - the lack of liquidity in the Shares and in shares of other closed-end holding companies;

    - that in October 1998 plans for the proposed initial public offering of shares in Cellcom Israel Ltd. (the Company's largest single holding) were discontinued due to instability in the stock market, and although the Special Committee believed that such investment could provide significant value, there was no guarantee when, if ever, such public offering would be undertaken;

    - the ability of Public Shareholders who object to the Merger to obtain "fair value" for their Shares if they exercise and perfect their appraisal rights under the MBCA; and

    - the low level of trading volume of the Shares on the NYSE (an average daily trading volume of 8,879 shares during 1998). As a result, Public Shareholders who desire to sell their Shares may find that the illiquidity of the Shares may currently result in volatility of the price of the Shares.

    THE BOARD OF DIRECTORS. In reaching its determinations referred to above, the Board of Directors considered the following factors, each of which, in the view of the Board of Directors, supported its determinations:

    - the conclusions and recommendations of the Special Committee;

    - the factors referred to above which were taken into account by the Special Committee, including the opinion of Merrill Lynch addressed solely to the Special Committee that, based upon and subject to the assumptions stated in the report, the $30 per Share to be received by the Public Shareholders in the Merger is fair to the Public Shareholders from a financial point of view, as well as the analysis presented to the Special Committee;

    - that, notwithstanding the fact that the adoption of the Merger Agreement is not conditioned upon receiving the approval of holders of a majority of Public Shares and the possible conflicts of interest of certain directors and members of management of the Company, the composition of the Special Committee, consisting of independent members of the Board with no financial interest in DIC, IDB Development or their affiliates, permitted the Special Committee to represent effectively the interests of the Public Shareholders. The Special Committee was delegated exclusive authority for negotiating the Merger Agreement and was advised during the negotiations by Merrill Lynch, and it relied upon the opinion of Merrill Lynch;

    - that the Company was originally formed in 1926 in the United States to raise capital for investment in business enterprises in what was then Palestine, and such business rationale is no longer valid. In addition, it has become inefficient for IDB Development to hold similar Israeli investments through two separate public companies, DIC and the Company; and

    - the exchange by IDB Development of all of its Shares of the Company for newly issued shares of DIC in a separately negotiated transaction between IDB Development and DIC, in an exchange ratio, determined by an independent evaluator jointly engaged by IDB Development and DIC to determine a fair exchange ratio, equivalent to $24.36 per Share on October 14, 1998 and $29.94 per share on December 8, 1998, based on the closing price of shares of DIC on the TASE and the exchange rates of the NIS to the United States Dollar on such dates.

    Neither the Board of Directors nor the Special Committee considered a liquidation analysis because liquidation of the Company was not an alternative presented by IDB Development or DIC, and the Company's Board believed that the Company would incur substantial income taxes if it were to liquidate its assets. The Company's Board and the Special Committee, based on United States federal income tax rates applicable to capital transactions effected by the Company, concluded that the applicable effective tax rate on any estimated gain on the sale of the Company's assets could be as high as 35%.

    In evaluating the Merger, the members of the Board of Directors, including the members of the Special Committee, considered their knowledge of the business, financial condition and prospects of the Company, and the advice of financial and legal advisors. In light of the number and variety of factors that the Company's Board and the Special Committee considered in connection with their evaluation of the Merger, neither the Company's Board nor the Special Committee found it practicable to assign relative weights to the foregoing factors, and, accordingly, neither the Company's Board nor the Special Committee did so.

    The Board of Directors recognized that the Merger is not structured to require the approval of holders of a majority of the Public Shares, and that DIC currently has sufficient voting power to approve the Merger Agreement without the affirmative vote of any other shareholder of the Company.

    However, the Board of Directors, including the members of the Special Committee, believes that the Merger is procedurally fair because, among other things:

    - the Special Committee, consisting of directors with no financial interest in DIC, IDB Development, IDB Holding, or their affiliates, was appointed to represent the interests of the Public Shareholders;

    - the Special Committee retained and was advised by independent legal counsel;

    - the Special Committee retained Merrill Lynch as its independent financial advisor to assist it in evaluating a potential transaction with DIC;

    - the Special Committee engaged in deliberations to evaluate the Merger and alternatives thereto;

    - the $30 per Share price and the other terms and conditions of the Merger Agreement resulted from active arm's-length bargaining between representatives of the Special Committee, on the one hand, and representatives of DIC and IDB Development, on the other; and

    - the Public Shareholders may obtain "fair value," as determined by a court pursuant to the MBCA, for their Shares if they perfect their appraisal rights under the MBCA.

OPINION OF MERRILL LYNCH

    Merrill Lynch was retained to act as the financial advisor to the Special Committee in the Merger. On December 16, 1998, Merrill Lynch delivered its written opinion to the Special Committee, a copy of which is included in this Proxy Statement as Annex C, that as of such date and based upon the assumptions made, matters considered and limits of review in connection with such opinion, the proposed cash consideration to be received by the holders of the Shares, other than IDB Development and its affiliates, was fair from a financial point of view. The final presentation of Merrill Lynch to the Special Committee dated December 11, 1998 shall be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested shareholder of the Company or his or her representative who has been so designated in writing.

    In arriving at its opinion, Merrill Lynch, among other things, (i) reviewed certain publicly available business and financial information which Merrill Lynch deemed to be relevant relating to (a) the Company, (b) certain public and private companies, interests in which comprise the larger holdings in the Company's investment portfolio (the "Portfolio Companies") and (c) certain other companies, which are contained in the Company's investment portfolio; (ii) reviewed certain publicly available business and financial information relating to IDB Development and DIC which Merrill Lynch deemed to be relevant; (iii) reviewed certain information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to Merrill Lynch by the Company; (iv) conducted discussions with members of senior management of the Company and IDB Development concerning their respective businesses and prospects; (v) conducted discussions with members of senior management of certain of the private Portfolio Companies concerning their respective businesses and prospects; (vi) reviewed the historical market prices of the shares of certain of the publicly traded Portfolio Companies and the results of operations and certain other data relating to such Portfolio Companies and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be reasonably similar to such Portfolio Companies; (vii) reviewed the results of operations of certain of the private Portfolio Companies and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be reasonably similar to such Portfolio Companies; (viii) in connection with its review of certain of the Portfolio Companies, reviewed the financial terms of transactions which Merrill Lynch deemed to be relevant; (ix) reviewed the historical market prices and implied discounts to net asset value for the Shares and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be reasonably similar to the Company; (x) compared the proposed financial terms of the Merger with the financial terms of certain other transactions which Merrill Lynch deemed to be relevant; (xi) participated in certain discussions and negotiations among representatives of the Company and IDB Development and their legal and financial advisors; (xii) reviewed a draft dated December 1998 of the Merger Agreement; and (xiii) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary.

    In preparing its opinion, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to it by the Company, and Merrill Lynch did not independently verify such information or undertake an independent appraisal of the assets of the Company. In preparing its opinion, Merrill Lynch was informed by the Company that it does not make financial forecasts and did not possess (and could not provide access to) financial forecasts for the Portfolio Companies and, accordingly, Merrill Lynch was not able to conduct certain analyses that it would otherwise have conducted. In addition, Merrill Lynch was not afforded the opportunity to meet with the management of Cellcom Israel Ltd. ("Cellcom"), the Company's largest single holding, and thus was not able to discuss with such management the business prospects of Cellcom. Merrill Lynch's opinion was necessarily based upon market, economic and other considerations as they existed on, and could be evaluated as of the date of, its opinion. In connection with the preparation of its opinion, Merrill Lynch was not authorized by the Special Committee, the Company or its Board of Directors to solicit, nor did it solicit, third-party indications of interests for the acquisition of all or any part of the Company.

    The full text of the Merrill Lynch opinion which sets forth the assumptions made, matters considered and certain limitations on the review undertaken, is included as Annex C to this Proxy Statement and is incorporated herein by reference. The summary of the Merrill Lynch opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of the opinion. You are urged to read the full text of the Merrill Lynch opinion in its entirety.

    The Merrill Lynch opinion was delivered for the information of the Special Committee only, and the opinion did not address the merits of the underlying decision by the Company to engage in the Merger nor the decision by the Special Committee to recommend that the holders of the Shares accept the proposed terms of the Merger. The Merrill Lynch opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger.

    The following is a summary of certain financial and comparative analyses performed by Merrill Lynch in connection with its oral advice to the Special Committee on December 11, 1998 and in arriving at its written opinion delivered to the Special Committee on December 16, 1998 as to the fairness, from a financial point of view, of the proposed cash consideration to be received by the holders of the Shares, other than IDB Development and its affiliates, pursuant to the proposed Merger.

    HISTORICAL STOCK TRADING ANALYSIS. Merrill Lynch analyzed the cash consideration to be received by holders of Shares in the Merger in relation to the historical trading levels of the Shares. This analysis indicated that the cash consideration to be received by holders of Shares represented: a 32% premium over the closing trading price for the Shares on September 4, 1998 (the last trading day before IDB Development's initial proposal of $25.50 per Share was announced); a 28% premium over the closing trading price for the Shares on September 1, 1998 (one week before IDB Development's initial proposal); a 20% premium over the closing trading price for the Shares on August 7, 1998 (one month before IDB Development's initial proposal); a 13% premium over the 52-week high closing trading price for the Shares of $26.50 on September 18, 1998; a 50% premium over the 52-week low closing trading price for the Shares of $19.94 on January 22, 1998; and a 43% premium over the average closing trading price of $21.02 for the three months preceding March 25, 1998 (the day IDB Development announced that it had acquired an additional 9.5% of the Company's Shares and indicated its potential interest in acquiring the remaining Shares).

    COMPARABLE ACQUISITION TRANSACTION ANALYSIS. Merrill Lynch reviewed certain publicly available information regarding completed "going private" transactions with total values of $100-500 million from January 1, 1995 to December 9, 1998. This analysis indicated that the mean average premium over the target company's share price was 25.4% for the day immediately preceding the public announcement of the transaction, 29.2% for the day one week before such announcement and 34.7% for the day one month before such announcement. This analysis also indicated that the median average premium over the target company's share price was 22.6% for the day immediately preceding the public announcement of the transaction, 25.2% for the day one week before such announcement and 29.2% for the day one month before such announcement.

    Merrill Lynch also reviewed certain publicly available information regarding completed "going private" transactions in which less than 25% minority shareholdings were acquired from January 1, 1995 to December 9, 1998. This analysis indicated that the mean average premium over the target company's share price was 19.5% for the day immediately preceding the public announcement of the transaction, 23.6% for the day one week before such announcement and 30.8% for the day one month before such announcement. This analysis also indicated that the median average premium over the target company's share price was 19.7% for the day immediately preceding the public announcement of the transaction, 24.8% for the day one week before such announcement and 28.6% for the day one month before such announcement.

    HOLDING COMPANY/CLOSED END FUND DISCOUNT ANALYSIS. Merrill Lynch reviewed the historical discounts to net asset value of certain closed-end funds and Israeli holding companies which Merrill Lynch deemed reasonably comparable to the Company. In this analysis, Merrill Lynch compared the trading prices of the shares of the funds and holding companies in question to their recent net asset values derived from selected analysts' reports as of the most recent practicable date. This analysis indicated that: shares of Morgan Stanley Emerging Markets Fund, Inc. were trading at a discount to net asset value of 20.56%; shares in Foreign and Colonial Emerging Middle East Fund were trading at a discount of 22.94%; shares in First Israel Fund were trading at a discount of 19.84%; shares of Koor Industries were trading at a discount of 29.0%; and shares of Ampal-American Israel Corporation were trading at a discount of 47.8%. Merrill Lynch noted that shares of Israeli holding companies, such as the Company, traded at higher discounts to net asset value than the reasonably comparable closed-end funds.

    Merrill Lynch also reviewed the historical discounts to net asset value for the Company based on certain analysts' reports. This analysis indicated that since April 1997, the Shares had been trading at a discount to net asset value in excess of 30% and that, as of November 19, 1998, the date of the most recent analysts' report reviewed, this discount was 46.2%

    NET ASSET VALUE ANALYSES. Merrill Lynch conducted a variety of valuation analyses in respect of specific components of the Company's investment portfolio. For the public Portfolio Companies, these analyses included: review of selected analysts' reports; review of public share trading prices; analyses of public share trading prices and certain financial multiples of companies Merrill Lynch deemed to be reasonably comparable to such Portfolio Companies; and reviews of selected transactions involving companies Merrill Lynch deemed reasonably comparable to such Portfolio Companies. Merrill Lynch conducted similar analyses for the private Portfolio Companies, except that there were no public share trading prices to review for such companies. In respect of the smaller public holdings in the Company's investment portfolio, Merrill Lynch reviewed public share trading prices. In addition, Merrill Lynch considered the Company's recent agreement to sell its shareholdings in Caniel-Israel Can Company Ltd. for $22.9 million in cash. Merrill Lynch also reviewed the initial cost and carrying values of the Company's holdings.

    Based on the above analyses, Merrill Lynch derived indicative ranges of pre-tax value for specific components of the Company's investment portfolio. This analysis indicated: a range of values for the public Portfolio Company holdings of $341-$468 million or $18.59-$25.47 per Share; a range of values for the private Portfolio Company holdings of $351-$431 million or $19.14-$23.47 per Share; a value for the Company's smaller public company holdings approximating $83 million or $4.52 per Share; a value for the Company's smaller private company holdings approximating $51 million or $2.78 per Share; and a value for the Company's other net assets approximating $30 million or $1.62 per Share. This analysis indicated a range of total pre-tax values for the Company's equity portfolio of $857 million-$1.062 billion or $46.65-$57.86 per Share. Merrill Lynch also reviewed the Company's cost basis for each holding (based on information provided by the Company). In order to derive after-tax values for the Company's investments, Merrill Lynch assumed an applicable effective tax rate on estimated gain of

25%. Merrill Lynch further assumed a closed-end fund/Israeli holding company discount of 30% (based on the analyses summarized above). This analysis indicated a range of values of $492-$601 million or $26.82-$32.70 per Share.

    Merrill Lynch also performed sensitivity analyses which indicated that: an increase in the assumed applicable effective tax rate on estimated gain of 5% would result in a reduction in the indicated range of value per Share of approximately $1.55 (at the top end of the range) and $1.17 (at the bottom end of the range); an increase in the assumed closed-end funds/Israeli holding company discount of 5% would result in a reduction in the indicated range of value per Share of approximately $2.33 (at the top end of the range) and $.92 (at the bottom end of the range); and a $500 million increase in the valuation of Cellcom would result in an increase in the value per Share of approximately $1.79.

    In performing the above net asset value analyses, Merrill Lynch used the public share closing prices of December 9, 1998 and an applicable exchange rate of $1.00 = NIS 4.162. Based on information obtained from the Company, Merrill Lynch treated the Company's outstanding loans to Cellcom as a part of the net assets of the Company.

    The summary set forth above does not purport to be a complete description of the analyses underlying the Merrill Lynch opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

    In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the Company's control. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

    As part of its investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, negotiated underwritings, private placements and valuations for corporate and other purposes. The Special Committee selected Merrill Lynch because of its expertise, reputation and familiarity with transactions similar to the Merger and with the Israeli financial markets. Pursuant to a letter agreement dated October 30, 1998 (the "Engagement Letter"), the Company engaged Merrill Lynch to act as financial advisor to the Special Committee in connection with the proposed Merger. The Company agreed to pay Merrill Lynch a fee of $125,000 (the "Advisory Fee") upon execution of the Engagement Letter. In addition, if the Merger is consummated, the Company has agreed to pay Merrill Lynch a further fee of $500,000, less the amount of the Advisory Fee, plus, in the event that the consideration to be received by the holders of the Shares exceeds $28 per Share but is not more than $33 per Share, further fees of $150,000 for each $1 of increase in the consideration above $28 per Share and in the event that the consideration to be received by the holders of the Shares exceeds $33 per Share, further fees of $250,000 for each $1 of increase in the consideration above $33 per Share. In no event, however, may the fees payable to Merrill Lynch under the Engagement Letter exceed $2,500,000.

Pursuant to the Engagement Letter, in the event the Merger is not completed, the Company will pay Merrill Lynch a work fee of between $125,000 and $500,000 (less the amount of the Advisory Fee) to be determined by the Special Committee in consultation with Merrill Lynch based on time elapsed, work done and other factors. The Company also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with Merrill Lynch's activities under the Engagement Letter, including the reasonable fees and disbursements of its legal counsel, and to indemnify Merrill Lynch and certain related persons and entities for certain liabilities, including liabilities under securities laws, related to or arising out of its engagement.

    Merrill Lynch and its affiliates may in the past have provided and may be currently engaged to provide financial advisory, investment banking or other services to the Company, the Portfolio Companies, or IDB Development and their respective affiliates and may have received or may receive in the future fees for rendering such services. Merrill Lynch and its affiliates have not received any fees for such services from the Company or IDB Development during the past two years. In addition, in the ordinary course of its securities business, Merrill Lynch may actively trade debt or equity securities of the Company, the Portfolio Companies and IDB Development and their respective affiliates for its own account and the accounts of its customers and therefore may from time to time hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    You should be aware that DIC has certain interests that present actual or potential conflicts of interest in connection with the Merger. As of January 6, 1999, DIC owned approximately 81.35% of the outstanding Shares, IDB Development owned approximately 71.7% of the outstanding shares of DIC, and IDB Holding owned approximately 71% of the outstanding shares of IDB Development. By reason of their positions with and control of voting of shares of IDB Holding, Mr. Raphael Recanati and Mrs. Elaine Recanati, who are brother-in-law and sister-in-law, and Mr. Leon Recanati and Mrs. Judith Yovel Recanati, who are brother and sister, may each be deemed to share the power to direct the voting and disposition of the outstanding Shares owned by DIC and may each, under existing regulations of the Commission, therefore be deemed a beneficial owner of these Shares. Mr. Leon Recanati and Mrs. Judith Yovel Recanati are the nephew and niece of Mr. Raphael Recanati and Mrs. Elaine Recanati. Mr. Oudi Recanati, the Chairman of the Company, and Mr. Michael A. Recanati, Vice Chairman and a director of the Company, are the sons of Mr. Raphael Recanati. Companies controlled by Mr. Raphael Recanati, Mrs. Elaine Recanati, Mr. Leon Recanati and Mrs. Judith Yovel Recanati hold approximately 53% of the outstanding shares of IDB Holding.

    In considering the recommendation of the Company's Board and the Special Committee with respect to the Merger, shareholders should be aware that certain officers and directors of DIC and the Company have interests in the Merger which are described below and which may present them with certain potential conflicts of interest. Currently, of the 11 directors of the Company, three are also directors of DIC and/or its affiliates. Mr. Oudi Recanati is the Chairman of the Company and DIC, Vice Chairman of IDB Development and Vice Chairman and Co-Chief Executive Officer of IDB Holding. Mr. Eliahu Cohen is a director of the Company, Chairman of the Executive Committee of IDB Holding, Co-Chief Executive Officer of IDB Development and a director of DIC. Mr. Hermann Merkin is a director of the Company, IDB Holding and DIC. See "OWNERSHIP OF SHARES" for information regarding Shares beneficially owned by certain of DIC's executive officers or directors.

    DIC owns shares of many Israeli companies in which the Company has holdings and, through a subsidiary, has an agreement with the Company that each of DIC and the Company will offer the other equal participation in business opportunities that become available to either of them in Israel for a fee of 2.5% of the equity or long-term debt invested by the paying party in business opportunities initiated or initially presented by the other party. The Company and DIC have agreed to cooperate on matters concerning the advancement and development of companies in which each of them owns voting interests, including the use of their voting power as shareholders on a mutually agreed basis.

    Upon recommendation of the Company's Compensation Committee, the Company has agreed to pay Messrs. Frank J. Klein, President of the Company, James I. Edelson, Executive Vice President, Secretary and General Counsel of the Company, and William Gold, Treasurer of the Company, cash payments of $360,000, $180,000 and $90,000, respectively, upon consummation of the Merger.

    The Merger Agreement provides that all rights to indemnification or exculpation in favor of the present and former directors, officers, employees, agents and fiduciaries of the Company (collectively, the "Indemnified Parties") existing as of the date of the Merger Agreement with respect to matters occurring at or prior to the Effective Time shall survive the Merger and shall continue in full force and effect. In addition, all persons who are currently covered by the Company's directors' and officers' liability insurance shall receive coverage on terms not less favorable than the coverage in effect at the Effective Time through "tail" directors' and officers' insurance to be maintained in effect for six years from the Effective Time. See "SPECIAL FACTORS--The Merger Agreement".

    The Special Committee and the Board of Directors were aware of these actual and potential conflicts of interest and considered them along with the other matters described under "SPECIAL FACTORS--Fairness of the Merger".

POSITION OF DIC AND IDB DEVELOPMENT REGARDING FAIRNESS OF THE MERGER

    DIC and IDB Development believe that the consideration to be received by the Public Shareholders pursuant to the Merger Agreement is fair to the Public Shareholders. DIC and IDB Development base their belief on the following facts:

    - the exchange by IDB Development of all of its Shares of the Company for newly issued shares of DIC in a separately negotiated transaction between IDB Development and DIC, in an exchange ratio, determined by an independent evaluator jointly engaged by IDB Development and DIC to determine a fair exchange ratio, equivalent to $24.36 per Share on October 14, 1998 (the day immediately preceding the approval by the Boards of Directors of IDB Development and DIC of such exchange ratio), based on the closing price of shares of DIC on the TASE, and the exchange ratio between the NIS and the United States Dollar on such date;

    - the report prepared by BT Wolfensohn analyzing the offer to the Public Shareholders;

    - $30 per Share represents a premium of 32% over the closing price per share on September 4, 1998, the last trading day before the Company announced receipt of the proposal from IDB Development;

    - the fact that IDB Development paid $25.50 per Share for an aggregate of 1,744,000 Shares in privately negotiated purchases executed on March 25, 1998;

    - the Merger will provide consideration to the Public Shareholders entirely in cash;

    - the fact that the Special Committee and the Board of Directors of the Company concluded that the Merger is fair to, and in the best interests of, the Public Shareholders; and

    - notwithstanding the fact that Merrill Lynch's opinion was provided solely for the information and assistance of the Special Committee and that DIC and IDB Development are not entitled to rely on it, the opinion of Merrill Lynch stated that the $30 per Share in cash to be received by the Public Shareholders in the Merger is fair to such holders from a financial point of view.

    DIC and IDB Development did not find it practicable to assign, nor did they assign, relative weights to the individual factors considered in reaching their conclusions as to fairness.

PAYMENT FOR SHARES

    As a result of the Merger, holders of certificates formerly representing Shares will cease to have any equity interest in the Company. After consummation of the Merger, each Share issued and outstanding immediately prior to the consummation of the Merger held by Public Shareholders will be required to be surrendered to ChaseMellon Shareholder Services, L.L.C. (the "Paying Agent") in order that such Share be canceled and converted automatically into the right to receive the cash price of $30 per Share. No interest will be paid or accrued on the cash payable upon the surrender of such certificates.

    Detailed instructions with regard to the surrender of certificates, together with a letter of transmittal, will be forwarded to former holders of Shares by the Paying Agent promptly following the Effective Time. PUBLIC SHAREHOLDERS SHOULD NOT SUBMIT THEIR CERTIFICATES TO THE PAYING AGENT OR THE COMPANY UNTIL THEY HAVE RECEIVED SUCH MATERIALS. Payment for Shares will be made to the Public Shareholders as promptly as practicable following receipt by the Paying Agent of their certificates and other required documents. At any time after 180 days after the Effective Time, the Company will be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to the Public Shareholders, and thereafter the Public Shareholders shall be entitled to look to the Company only as general creditors with respect to any payment that may become due upon surrender of their certificate(s). See "SPECIAL FACTORS--The Merger Agreement".

PURPOSE AND EFFECTS OF THE MERGER; REASONS FOR THE MERGER

    The purpose of the Merger is for DIC to increase, within the terms established by the Merger Agreement, its ownership of Shares from approximately 81.35% to 100% and to terminate the Company's status as a public company. As a result of the Merger, the Company will be a wholly-owned subsidiary of DIC.

    In determining to effectuate the Merger, DIC and the Board of Directors of the Company considered the following factors:

    - SUPERSEDED BUSINESS PURPOSE. The original business purpose for the Company's status as a public company in the United States has become obsolete. The Company was formed in 1926 to attract U.S.-based investors, primarily from the Jewish community, to invest in and support young Jewish industry and business enterprises in what was then Palestine. At that time it was the common belief that by using a U.S. entity as a vehicle to raise capital, the Company would be more attractive to U.S. investors. The Board of Directors of the Company, DIC and IDB Development believe that this business rationale is no longer valid, as Israeli companies are now more easily able to raise capital directly in the U.S.

    - EFFICIENCY AND REALIZATION OF SYNERGISTIC SAVINGS. The equity portfolios of the Company and DIC are substantially similar, due in part to an agreement which gives each company the right to participate in the other company's investment opportunities. The division of holdings between the Company and DIC results in a duplication of management efforts and resources, including dealing with the distinct corporate, legal, accounting and tax aspects of operating both in the U.S. and Israel. The Merger and subsequent restructuring program would result in a streamlined management and would eliminate the duplication of efforts in participation in the management of the Portfolio Companies;

    - COMPLIANCE COSTS. Terminating the Company's public status would eliminate significant compliance costs (estimated at approximately $525,000 per year) associated with the Company's public status (including NYSE listing fees, transfer agent fees and expenses, and the costs of preparing and distributing reports and other information required by the Exchange Act);

    - COMPANY'S INABILITY TO RAISE CAPITAL. The Merger and restructuring program would eliminate the current inefficient corporate structure which the Board of Directors of the Company believes reduces the Company's attractiveness to the investment community and impairs the Company's ability to conduct its business and to raise capital at an acceptable price;

    - ELIMINATION OF CONFLICTS OF INTERESTS WITH PUBLIC SHAREHOLDERS. The Merger would eliminate concerns about possible conflicts of interests with regard to transactions between the Company and DIC and its affiliates;

    - ELIMINATION OF CONSTRAINTS UNDER THE 1940 SEC ORDER EXCLUDING THE COMPANY FROM THE INVESTMENT COMPANY ACT OF 1940. In 1941, the Commission issued an order excluding the Company from the provisions of the Investment Company Act of 1940. At that time, the Commission found that the Company was operating through companies it controlled, which were engaged in similar lines of business other than that of an investment company required to be registered under the Investment Company Act. The Board of Directors believes that the Company has been somewhat constrained by that order from acquiring interests in companies, particularly by the requirement that it operate through controlled companies.

    The Boards of Directors of the Company and DIC have concluded that the Company's separate public status no longer provides benefits that justify, as a business matter, maintenance of that status.

PLANS FOR THE COMPANY AFTER THE MERGER

    As a result of the Merger, the Company will become a wholly-owned subsidiary of DIC. Thereafter, the Company intends to sell to DIC or its subsidiaries most of its smaller Portfolio Companies for cash, for debt or in exchange for repayment of the Company's loan from DIC. The Company and DIC plan to form a new, jointly held private Israeli corporation ("Newco"), to be engaged in the business of making investments in Israeli corporations. DIC intends to contribute some of its publicly traded Portfolio Companies to Newco in exchange for Newco non-voting common stock and voting preferred stock, and the Company intends to contribute its holdings in the same publicly traded Portfolio Companies to Newco in exchange for Newco non-voting common stock. Upon completion of these transactions, DIC will hold all of the voting power of the outstanding stock of Newco.

    The Board of Directors believes that such reorganization of assets and corporate structure will enhance the Company's ability to further its strategic objectives. In addition, the Company will derive a significant benefit in contributing some of its Portfolio Companies to Newco because the distribution of dividends by these Portfolio Companies to Newco, rather than to the Company, will not be subject to Israeli withholding taxes. Further, so long as Newco does not sell, and is not treated as selling, stock holdings contributed by the Company to Newco within the period ending on the fifth anniversary of the last day of the taxable year in which the contribution is made and Newco is not treated as a passive foreign investment company ("PFIC") or a controlled foreign corporation ("CFC") for U.S. federal income tax purposes, Newco will be able to dispose of its investments without the obligation of the Company to pay U.S. federal income tax on the gain from such transactions. However, if Newco should sell, or should be treated as selling, any stock holdings contributed by the Company within the five-year period described above, the Company will be required to pay U.S. federal income tax on the amount of built-in gain that existed on the date of contribution with respect to the sold investments, plus interest accruing from the date prescribed for filing the Company's U.S. federal income tax return for the year in which the contribution to Newco is made through the date U.S. federal income tax is paid as a result of Newco's sale. Moreover, if Newco should be classified as a PFIC or a CFC in a year in which Newco derives gains from the sale of stock holdings, the Company will be subject to U.S. federal income taxation on its share of such gains, whether or not cash dividends are distributed to it (with adjustments in the event the Company is required to recognize gain for the reasons described in the immediately preceding sentence).

CERTAIN EFFECTS OF THE MERGER

    Upon consummation of the Merger, the Company will become a privately held corporation. Accordingly, the Public Shareholders will not have the opportunity to participate in the earnings and growth of the Company after the Merger and will not have any right to vote on corporate matters. Similarly, shareholders will not face the risk of any losses generated by the Company's operations or decline in the value of the Company after the Merger.

    Following the completion of the Merger, the Shares will no longer be traded on the NYSE. In addition, the registration of the Shares and the Company's reporting obligations under the Exchange Act will be terminated. Accordingly, following the Merger there will be no publicly-traded Shares outstanding.

    It is expected that if the Merger is not consummated, the Company's current management, under the general direction of the Board of Directors of the Company, will continue to manage the Company and the Shares will continue to be traded on the NYSE.

ACCOUNTING TREATMENT OF THE MERGER

    The Merger will be accounted for under the "purchase" method of accounting. Accordingly, a determination of the fair value of the Company's assets and liabilities will be made by DIC for accounting purposes only in order to allocate the purchase price to the assets acquired and the liabilities assumed.

REGULATORY APPROVALS

    DIC and the Company know of no remaining consents, governmental authorizations, permits, filings or notifications that are required in order to consummate the Merger, other than the filing of the articles of merger with the Secretary of State of the State of Maine. Upon consummation of the Merger, DIC is required under Israeli law to make the applicable filings with the Israel Securities Authority, the TASE, and the Israel Registrar of Companies.

CERTAIN SHAREHOLDER LITIGATION

    As of the date of this Proxy Statement, the Company and DIC are aware of two lawsuits that have been filed relating to the Merger, one of which was discontinued after the defendants moved to dismiss it. The Company and its directors are defendants in the current lawsuit, which was filed by two Public Shareholders claiming to represent all Public Shareholders of the Company.

    The allegations of the class action complaint generally assert that the Merger Consideration is unfair and inadequate and is below the fair or inherent value of the assets and future prospects of the Company. The complaint also alleges that the defendants engaged in self-dealing without regard to conflicts of interest, and that the defendants breached their fiduciary duties in approving the Merger Agreement.

    The complaint seeks to prohibit, among other things, completion of the Merger. To date no motion to enjoin any of the proceedings contemplated by the Merger Agreement has been made. The complaint also seeks unspecified damages, attorneys' fees and other relief. The Company believes that the allegations contained in the complaint are without merit, and the Company intends to contest the actions vigorously. The Company does not believe that these matters will have any significant impact on the timing or completion of the Merger; however, there can be no assurance that a motion to enjoin the transactions contemplated by the Merger Agreement will not be made and, if made, that it would not be granted.

    To date none of the defendants has been required to answer, move or otherwise respond to the complaint and no discovery has been taken.

    In April 1998, following IDB Development's March 1998 purchase of 1,774,200 Shares in a privately negotiated purchase and the filing with the Commission of an amendment to IDB Development's Schedule 13D stating that IDB Development was considering possible corporate restructuring transactions relating to the Company which might involve IDB Development's acquisition of the Public Shares, a purported class action was filed against the Company, certain directors of the Company, and certain directors of IDB Development and its affiliates. The complaint alleged, among other things, that the defendants had failed to take those actions necessary to ensure that the Public Shareholders would receive maximum value for their Shares if IDB Development sought to acquire the Public Shares, that the Company and its directors could not be expected to act in the best interests of the Public Shareholders because of conflicts of interest, that the defendants had breached their fiduciary and other common law duties to the Public Shareholders, and that the Public Shareholders would be prevented from obtaining a fair and adequate price for their Shares. In June 1998, the plaintiff voluntary discontinued such action after the defendants moved to dismiss the suit.

THE MERGER AGREEMENT

    The following is a summary of the material provisions of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this Proxy Statement and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement. Shareholders are urged to read the Merger Agreement for a more detailed description of the terms and conditions of the Merger.

    THE MERGER. The Merger Agreement provides that, following the approval of the Merger by the shareholders of the Company and the satisfaction or waiver of the other conditions to the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company surviving the Merger (the "Surviving Corporation") as a wholly-owned subsidiary of DIC. The Public Shareholders will receive the Merger Consideration and DIC, as the holder of the common stock of Merger Sub, will become the sole shareholder of the Company after the Effective Time. At the Effective Time, (i) the articles of incorporation and by-laws of the Company in effect immediately prior to the Effective Time will be the articles of incorporation and by-laws of the Surviving Corporation after the Merger; (ii) the directors of Merger Sub immediately prior to the Effective Time will become the directors of the Company after the Merger; and (iii) the officers of the Company immediately prior to Effective Time will remain the officers of the Company after the Merger.

    EFFECTIVE TIME OF MERGER. The Effective Time will occur upon the filing of the articles of merger with the Secretary of State of the State of Maine. The articles of merger will be filed as soon as practicable after the approval and adoption of the Merger Agreement by the shareholders of the Company at the Special Meeting and the satisfaction of the other conditions to the consummation of the Merger.

    TREATMENT OF SHARES IN THE MERGER. At the Effective Time without any action on the part of the Company, Merger Sub, or the holders of any of the Shares, (i) each Public Share outstanding immediately prior to the Effective Time, except for Dissenting Shares (as defined below), will be canceled and converted into the right to receive the Merger Consideration, subject to withholding taxes, upon surrender of the certificate representing that Public Share; (ii) each Share owned by DIC will be retired and become authorized but unissued; (iii) each Share held by the Company as treasury stock will continue as treasury stock of the Surviving Corporation; and (iv) the outstanding shares of common stock of Merger Sub immediately prior to the Effective Time will be converted into 14,937,792 Common Shares of the Surviving Corporation.

    DISSENTING SHAREHOLDERS. The Merger Agreement provides that any Public Share which is issued and outstanding immediately prior to the Effective Time and held by a shareholder who has not voted in favor of or consented to the Merger in writing ("Dissenting Share") and who complies with Section 909 of the MBCA (a "Dissenting Shareholder") shall be canceled but not be converted into or represent the right to receive the Merger Consideration. Such Dissenting Shareholder shall instead be entitled to receive payment of the court-determined fair value of the Dissenting Shares pursuant to the MBCA. However, Public Shares outstanding immediately before the Effective Time held by a Dissenting Shareholder who fails to establish his or her entitlement to dissenters rights' as provided in Section 909 of the MBCA or withdraws or forfeits those rights will be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration, without interest. See "--Rights of Dissenting Shareholders".

    EXCHANGE OF SHARE CERTIFICATES. The Company has designated ChaseMellon Shareholder Services, L.L.C. to act as the Paying Agent under the Merger Agreement. Promptly following the Effective Time, the Surviving Corporation will deposit in trust with the Paying Agent funds to which holders of Public Shares shall become entitled upon conversion of their Public Shares into the Merger Consideration (the "Exchange Fund").

    As of the Effective Time, the Surviving Corporation will cause the Paying Agent to mail to each holder of record of an outstanding certificate or certificates for Public Shares (the "Certificates") as of the Effective Time, a letter of transmittal and instructions for use in effecting the surrender of those Certificates for payment in accordance with the Merger Agreement. Upon surrender to the Paying Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may be required pursuant to those instructions, the holder will be entitled to receive cash in an amount equal to the number of Public Shares represented by the Certificate times the Merger Consideration, less any applicable withholding tax.

    At any time commencing 180 days after the Effective Time, the Surviving Corporation may require the Paying Agent to deliver to it any portion of the Exchange Fund which had not been disbursed to the Public Shareholders (including any interest or other income received with respect thereto). Any Public Shareholder who has not complied with the procedures described above must look to the Surviving Corporation for payment of their claim for the Merger Consideration, without interest, only as a general creditor of the Surviving Corporation. Neither the Paying Agent nor any party to the Merger Agreement will be liable to any holder of Certificates formerly representing the Public Shares for any amount to be paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    WITHHOLDING RIGHTS. The Surviving Corporation and the Paying Agent may deduct and withhold from the amounts payable to any holder of Public Shares those amounts that the Surviving Corporation or the Paying Agent are required to deduct and withhold under applicable tax law. Amounts so deducted and withheld by the Surviving Corporation or the Paying Agent will be treated for all purposes of the Merger Agreement as having been paid to the relevant holder of Public Shares.

    CONDITIONS TO THE MERGER, AMENDMENT, WAIVER. The obligations of the parties to complete the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived in writing by each of them: (i) the proposal to approve and adopt the Merger Agreement at the Special Meeting shall have received the affirmative vote of the holders of at least a majority of all of the outstanding Shares; and (ii) the absence of any law, rule, regulation, order, judgment or decree enacted, issued, promulgated, enforced or entered prohibiting or having the effect of preventing the completion of the Merger.

    Prior to the Effective Time, any party to the Merger Agreement may (i) extend the time for the performance of any obligation of any other party, (ii) waive any inaccuracy in the representations and warranties of any other party, and (iii) waive compliance with any agreement or condition of any other party. Any such extension or waiver by the Company requires the prior approval of the Special Committee.

    The Merger Agreement may be amended by written agreement of DIC, Merger Sub and the Company, only with the approval of the Special Committee, at any time prior to the Effective Time.

    TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time, either before or after approval by the shareholders of the Company by:

    - mutual written consent authorized by the Boards of Directors of DIC, Merger Sub and the Company (and, in the case of the Company, only with the approval of the Special Committee);

    - either DIC or the Company, (i) if the Effective Time does not occur on or before December 31, 1999 (the right to terminate the Merger Agreement under this provision will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before that date); (ii) if any court of competent jurisdiction or other governmental or regulatory authority, domestic or foreign, issues an order, decree or ruling or takes any other action restraining, enjoining or otherwise prohibiting the Merger and that order, decree, ruling or other action is final and nonappealable; or (iii) if there is a breach of any covenant, representation or warranty of DIC and Merger Sub (in case of termination by the Company) or the Company (in case of termination by
      DIC), which breach is not cured within 30 days following written notice of such breach, but only if such breach, together with all other such breaches, would reasonably be expected to result in a material adverse effect on the breaching party and its subsidiaries taken as a whole; or

    - DIC if the Board of Directors of the Company (with the approval of the Special Committee) or the Special Committee withdraws, modifies or changes its recommendation of the Merger Agreement or the Merger in a manner adverse to DIC or Merger Sub or resolves to do so.

    In the event of termination of the Merger Agreement in accordance with its terms, no party thereto will have any liability to any other party to the agreement, except for its own costs and expenses incurred in connection with the Merger Agreement and for any willful breach thereof.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains various representations and warranties of the Company to DIC and Merger Sub, including the following: (i) the due organization, valid existence and good standing of the Company; (ii) the capitalization of the Company; (iii) the due authorization, execution and delivery of the Merger Agreement and its binding effect on the Company; (iv) the absence of conflicts between the Merger Agreement and the transactions contemplated thereby with the Company's articles of incorporation or bylaws or equivalent organizational documents of any of the Company's subsidiaries, any contract or other obligation to which it or its subsidiaries are parties or by which any property or asset of any of them is bound, or any law, rule, regulation, order, judgement or decree (a "Law") binding upon the Company or its subsidiaries; (v) regulatory filings and approvals; (vi) the accuracy of the information provided by the Company for inclusion in this Proxy Statement; (vii) the absence of any change or event which is reasonably likely to be materially adverse to the business, properties, financial condition, assets or liabilities of the Company and its subsidiaries taken as a whole since September 30, 1998; (viii) the inapplicability of Section 611-A(a)(A) of the MBCA; and (ix) brokers or finders.

    The Merger Agreement also contains representations and warranties of DIC and Merger Sub to the Company, including the following: (i) the due organization, valid existence and good standing of each of DIC and Merger Sub; (ii) the due authorization, execution and delivery of the Merger Agreement by DIC and Merger Sub and its binding effect on those parties; (iii) the absence of conflicts of the Merger Agreement and the transactions contemplated thereby with the charter or bylaws or equivalent organizational documents of each of DIC and Merger Sub, or any contract or other obligation to which DIC or Merger Sub are parties or by which any property or asset of any of them is bound or affected, or any Law binding upon any of those parties; (iv) regulatory filings and approvals; (v) the accuracy of the information provided by DIC and Merger Sub for inclusion in this Proxy Statement; (vi) brokers and finders; and (vii) as of the date of the Merger Agreement and through the Effective Time, the ownership by DIC of all of the outstanding capital stock of Merger Sub and the absence of any obligations or liabilities incurred, business activities engaged in, or agreements entered into, by Merger Sub.

    CONDUCT OF BUSINESS PENDING THE MERGER. From the date of the Merger Agreement to the Effective Time (a) the Company must conduct its business in the ordinary course and consistent with past practice and use all reasonable efforts to preserve intact its business organization and to maintain existing relationships with those having significant business relationships with it; and
(b) the Company will not (i) issue, sell or pledge or authorize the issuance, sale or pledge of any shares of its capital stock, convertible securities, rights, warrants, or options; (ii) acquire or redeem any of its outstanding shares of capital stock; (iii) split, combine or reclassify its capital stock or declare, set aside or make any dividend or distribution; (iv) propose or adopt any amendment to the Company's articles of incorporation or by-laws; or (v) agree to take any action which would make any representation or warranty in the Merger Agreement untrue or incorrect in any material respect or otherwise result in any of the conditions to the Merger not being satisfied.

    CERTAIN AGREEMENTS. The Company, acting through its Board of Directors, must (i) call and convene the Special Meeting; (ii) include in the Proxy Statement the opinion of Merrill Lynch that the Merger Consideration is fair to the Public Shareholders from a financial point of view and the recommendation of the Board of Directors of the Company and the Special Committee that the shareholders of the Company approve and adopt the Merger Agreement and the Merger, unless the Board of Directors (with the approval of the Special Committee) determines to withdraw their recommendations in light of their respective fiduciary duties; and (iii) use its reasonable best efforts to obtain the necessary approvals by the Public Shareholders of the Merger Agreement and the Merger.

    At the Special Meeting, DIC is obligated to cause all Shares then owned by it and its subsidiaries (other than the Company) to be voted in favor of the approval and adoption of the Merger Agreement and the Merger.

    The Company is also required to prepare and file with the Commission this Proxy Statement and a Schedule 13E-3 Transaction Statement (the "Disclosure Documents") and to use its reasonable best efforts to have the Disclosure Documents cleared with the Commission as soon as practicable. The Company, DIC, and Merger Sub must cooperate with each other in the preparation and filing of the Disclosure Documents, and respond promptly to any comments made by the Commission with respect to them.

    From the date of the Merger Agreement through the Effective Time, the Company must, and must cause its officers, directors, employees, auditors and agents to, afford the officers, employees, auditors and agents of DIC and Merger Sub complete access during normal business hours to the officers, employees, auditors, agents, properties, offices and other facilities, books and records of the Company and must furnish DIC and Merger Sub with all financial and other data and information as they reasonably request.

    DIC and Merger Sub have agreed that all rights to indemnification or exculpation in favor of the Indemnified Parties existing as of the date of the Merger Agreement with respect to matters occurring at or prior to the Effective Time shall survive the Merger and shall continue in full force and effect.

    The Surviving Corporation is required to obtain and maintain in effect for six years from the Effective Time, "tail" directors' and officers' liability insurance policies under which all of the persons who are currently covered by the Company's directors' and officers' liability insurance shall receive coverage on terms not less favorable than the coverage in effect as of the Effective Time. The Surviving Corporation may, however, substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable. In the event the Company or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, or transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision must be made so that the successors and assigns of the Surviving Corporation or the Company, or at DIC's option, DIC, shall assume the foregoing indemnification obligations. See "MANAGEMENT OF THE COMPANY, DIC, IDB DEVELOPMENT, IDB HOLDING, AND MERGER SUB--Directors and Executive Officers of the Company".

    Pursuant to the Merger Agreement, DIC has agreed to honor and to cause the Surviving Corporation to honor the employment, severance, and other similar arrangements to which the Company is a party.

    The parties must give prompt notice to each other of the occurrence or nonoccurrence of any event which would likely cause any representation or warranty of the party giving notice to be false or inaccurate and any failure to comply with or satisfy any covenant, condition or agreement under the Merger Agreement.

    The parties must use their reasonable best efforts to take all appropriate action necessary or advisable under applicable law or otherwise to consummate the Merger, including obtaining any required consents of third parties and governmental authorities.

    DIC must advance or cause to be advanced prior to the Effective Time sufficient funds to the Company or to Merger Sub to acquire all of the outstanding Public Shares in the Merger. The Company shall reasonably cooperate with DIC in obtaining financing as aforesaid.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following is a summary of certain federal income tax considerations that may be relevant to certain shareholders. The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations, rulings, and judicial decisions thereunder as of the date hereof, all of which are subject to repeal, revocation, or modification so as to result in federal income tax consequences different from those discussed below. This summary deals only with shareholders that held Shares as capital assets within the meaning of Section 1221 of the Code, and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt entities, insurance companies, dealers in securities or currencies, shareholders who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States, foreign corporations, and investors that held Shares as part of a "straddle," "hedge," or "conversion transaction." The following discussion is not binding on the Internal Revenue Service ("IRS") and no ruling from the IRS has been sought or will be sought with respect to such tax consequences. In addition, the following discussion does not consider the application and effect of the alternative minimum tax, and state, local, and foreign tax laws.

    THIS DISCUSSION IS INCLUDED FOR YOUR GENERAL INFORMATION ONLY AND IS BASED ON EXISTING TAX LAW AS OF THE DATE OF THIS PROXY STATEMENT, WHICH MAY DIFFER FROM THE TAX LAW IN EFFECT AS OF THE DATE OF THE EFFECTIVE TIME OF THE MERGER. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS.

    The Merger, in which the Public Shareholders will receive cash for their Shares, will be disregarded for federal income tax purposes and the transaction will be treated (i) as a redemption by the Company of its Shares, subject to the provisions and limitations of Section 302 of the Code, to the extent the source of funds to pay the Merger Consideration to Public Shareholders is loaned to the Merger Sub, or (ii) as a sale of the Shares to DIC to the extent the source of funds to pay the Merger Consideration to Public Shareholders is contributed by DIC to the Merger Sub's capital.

    Under Section 302 of the Code, a redemption of the Shares will be treated as a sale or exchange if such redemption results in a "complete termination" of a Public Shareholder's interest in the Company. Public Shareholders should experience a complete termination of their interests in the Company because, as a result of the Merger, DIC will acquire ownership of all the stock of the Company and the constructive ownership rules of Section 318 of the Code should not apply to cause any Public Shareholder to be treated as owning Shares actually owned by DIC. Accordingly, to the extent Shares are treated as being redeemed by the Company, a Public Shareholder will recognize capital gain or loss equal to the difference between such shareholder's adjusted tax basis in those Shares treated as redeemed and the amount of cash received in exchange for such Shares.

    To the extent the Merger Consideration received by Public Shareholders is treated for federal income tax purposes as proceeds from the sale of Shares to DIC, a Public Shareholder will recognize capital gain or loss in an amount equal to the difference between such shareholder's adjusted tax basis in those Shares treated as sold to DIC and the amount of cash received in exchange for such Shares.

    Any dissenting Public Shareholder who objects to the Merger and perfects his or her rights of appraisal under the MBCA generally will recognize either capital gain or loss in an amount equal to the difference between the Public Shareholder's adjusted tax basis in its Shares and the amount of cash received in exchange therefor.

    In general, the maximum rate on net long-term capital gains recognized by individuals, trusts and estates from the sale or exchange of capital assets held for more than 12 months is 20%, as compared with a maximum rate 39.6% on ordinary income. For 15% bracket taxpayers, the maximum rate on net long-term capital gains is ten percent. Corporate shareholders generally are subject to tax at a maximum rate of 35% on both capital gains and ordinary income. The distinction between capital gain and ordinary income may be relevant for certain other purposes, however, including a corporate taxpayer's ability to utilize capital loss carryovers to offset any gain recognized.

RIGHTS OF DISSENTING SHAREHOLDERS

    Public Shareholders of the Company are entitled to appraisal rights in connection with the Merger under Section 909 of the MBCA. Section 909 is reprinted in Annex B to this Proxy Statement. The following discussion is only a summary of the material provisions of the law relating to statutory appraisal rights. Any holder of Shares who wishes to exercise statutory appraisal rights, or who wishes to preserve the right to do so, should review the following discussion and Annex B carefully. FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED MAY RESULT IN THE LOSS OF DISSENTERS' APPRAISAL RIGHTS UNDER THE MBCA.

    A person with a beneficial interest in Shares that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owner may wish to exercise.

    Public Shareholders who desire to exercise their appraisal rights under
Section 909 must (i) deliver a written objection to the Merger to the Company prior to or at the Special Meeting (at 511 Fifth Avenue, New York, NY 10017,
Attention: Secretary), and (ii) not vote in favor of the adoption of the Merger Agreement. The written objection must be in addition to and separate from any abstention or vote against the approval of the Merger Agreement. Voting against, abstaining from voting or failing to vote on the approval of the Merger Agreement will not constitute an objection to the Merger within the meaning of
Section 909. (Public Shareholders who timely file such written objection and who do not vote their Shares in favor of the Merger are referred to hereinafter as "Dissenting Shareholders.")

    If the Merger is approved, on or before the 15(th) day after the date on which the shareholder vote was taken (the "Shareholder Demand Date"), Dissenting Shareholders must make written demand to the Company for payment of the fair value of their Shares. That written demand must be delivered in person or by registered or certified mail to the Company (at its registered office within the State of Maine at One Portland Square, 9(th) Floor, Portland, ME 04101,
Attention: Peter B. Webster, Clerk, or at its principal place of business at 511 Fifth Avenue, New York, NY 10017, Attention: Secretary) and must specify the Dissenting Shareholder's current address. Dissenting Shareholders who fail to make a written demand within the 15-day period in the prescribed form and manner lose their appraisal rights under Section 909, and their Shares will be canceled and converted into the right to receive $30 per share pursuant to the terms of the Merger Agreement.

    A written demand for payment of the fair value of a Dissenting Shareholder's Shares may not be withdrawn without the Company's consent. Any Public Shareholder making an objection and demand pursuant to Section 909 shall thereafter be entitled only to payment as provided by Maine law and shall not be entitled to vote or to exercise any other rights of a shareholder.

    At the time of filing the written demand for payment with the Company or within 20 days thereafter, Dissenting Shareholders must submit the certificate(s) representing their Shares to the Company or ChaseMellon Shareholder Services, L.L.C., its transfer agent, for notation thereon that such demand had been made. Those certificate(s) will promptly be returned after entry thereon of that notation. A Dissenting Shareholder's failure to submit Shares for notation will, at the option of the Company, terminate such shareholder's rights under Section 909 unless a court of competent jurisdiction, for good and sufficient cause shown, otherwise directs.

    Section 909 requires the Company to give each Dissenting Shareholder who has made a demand as provided therein written notice that the Merger has been effected, and a written offer stating the price the Company deems to be the fair value of its Shares, together with the most recently available balance sheet and profit and loss statement of the Company for the 12-month period ended as of the date of the balance sheet. This written notice, offer and financial statements must be provided on or before the 10(th) day after the Effective Time or the 10(th) day after the Shareholder Demand Date, whichever is later (the "Company Offer Date").

    If the Company and the Dissenting Shareholder agree on the fair value of the Dissenting Shareholder's shares within 20 days after the Company Offer Date, the Company must pay such fair value to the Dissenting Shareholder within 90 days after the Effective Time, upon surrender of the certificate(s) representing the Share(s).

    If within 20 days after the Company Offer Date, the Dissenting Shareholder and the Company fail to agree on the fair value of the Dissenting Shares and the Company receives a written demand for suit from any Dissenting Shareholder within 60 days after the Effective Time, then within 30 days of receipt of the written demand the Company must file an action in the Superior Court of Cumberland County, Maine for a determination of the fair value of the Shares. In the absence of a demand for suit, the Company may of its own accord bring an action in said court within 60 days after the Effective Time. If the Company fails to file an action in such 60-day period, any Dissenting Shareholder may do so in the Company's name. No such action may be brought by either the Company or any Dissenting Shareholder later than six months after the Effective Time.

    The jurisdiction of the court in any action to determine fair value is plenary and exclusive. All Dissenting Shareholders (other than those who have agreed upon the price to be paid for their Shares) are parties to the proceedings and must be served with a copy of the complaint and will be entitled to judgment against the Company for the fair value of their Shares, as determined by the court.

    The court may appoint one or more persons as appraisers to make a recommendation on fair value. The fair value of the Dissenting Shares will be determined by the court as of the day prior to the date of the Special Meeting, excluding any appreciation or depreciation of Shares in anticipation of the Merger. The Maine Supreme Judicial Court, which is the highest court in the state, has previously determined the "fair value" of shares of a public company by reference to the shares' stock market price, net asset value and investment value as appropriately weighted. The method used in that case, while not exclusive, suggests the types of factors likely to be considered by a Maine court in determining the "fair value" of the Dissenting Shares.

    Fair value, as determined by the court, is payable to each Dissenting Shareholder only upon and concurrently with the surrender to the Company of the certificates representing the Dissenting Shareholder's Shares. Upon payment, the Dissenting Shareholder ceases to have any interest in the Dissenting Shares. The judgment shall include an allowance for interest at such rate as the court may find to be fair and equitable under the circumstances, from the date of the Special Meeting to the date of payment, unless the court finds that the refusal of the shareholder to accept the Company's offer for payment was arbitrary, vexatious or not in good faith.

    The costs and expenses of any proceeding will be determined by the court and will be assessed against the Company, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the Dissenting Shareholders who are parties to the proceeding to whom the Company made an offer to pay for their Shares if the court finds that the action of such Dissenting Shareholders in failing to accept the Company's offer was arbitrary, vexatious or not in good faith. Expenses shall include reasonable compensation for and reasonable expenses of the appraisers, but exclude the fees and expenses of counsel or experts employed by any party unless the court otherwise orders for good cause. If, however, the fair value of the Dissenting Shares as determined by the court materially exceeds the amount which the Company offered to pay therefor, or if no offer was made, the court, in its discretion, may award to any Dissenting Shareholder who is a party to the proceeding a sum as the court may determine to be reasonable compensation to any expert employed by the Dissenting Shareholder and may award the Dissenting Shareholder all or part of the Dissenting Shareholder's attorney's fees and expenses.

    Shareholders considering seeking appraisal should be aware that the fair value of their Shares determined under Section 909 could be more, the same, or less than the $30 that they are entitled to receive pursuant to the Merger Agreement if they do not seek appraisal of their Shares. Investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 909. Maine case law has established that a merger offer premium for shares of a corporation does not fix a minimum price at which a court can determine the value of shares in an appraisal proceeding. Because judicial determination of fair value of corporate stock must be calculated independently of the merger transaction, the appraisal may result in a different price than the price which was determined to be fair in an investment banking opinion.

    Failure to follow the steps required by Section 909 of the MBCA for perfecting appraisal rights may result in the loss of such rights. In view of the complexity of Section 909 of the MBCA, shareholders of the Company who are considering dissenting from the Merger should consult their legal advisors.

FEES AND EXPENSES

    The Merger Agreement provides that all costs and expenses incurred in connection with the Merger and other transactions will be paid by the party incurring them.

    THE COMPANY

    The Company estimates that it will incur approximately $1.5 million in expenses in connection with the Merger, including: (i) investment banking fees of $800,000; (ii) Commission filing fees of $20,546; (iii) legal fees and expenses of approximately $563,120; (iv) accounting fees of approximately $25,000; and (v) fees to the Paying Agent, printing and mailing costs of approximately $50,000.

    DIC

    DIC estimates that it will incur approximately $1.25 million in expenses in connection with the Merger, including: (i) investment banking fees of $450,000;
(ii) legal fees of approximately $300,000; (iii) fees relating to economic opinions of $300,000; and (iv) accounting fees of approximately $100,000.

                            FINANCING OF THE MERGER

    Approximately $103 million will be required to purchase the Public Shares pursuant to the Merger, and approximately $1.5 million will be required to pay related fees and expenses incurred by the Company in connection with the Merger.

    Under the Merger Agreement, DIC has agreed to provide prior to the Effective Time sufficient funds to Merger Sub or the Company to acquire all of the outstanding Public Shares in the Merger. The Company must reasonably cooperate with DIC in obtaining such financing. The total amount of funds required by Merger Sub to complete the Merger is estimated to be approximately $103 million.
Under a loan agreement between Merger Sub and DIC, dated             , 1999,
Merger Sub will borrow an aggregate of $            . Such loan, bearing
interest at a rate of not less than LIBOR + 0.5% per annum, will have a repayment date of one year, provided that the lender will be entitled to an early repayment of the loan amount, and the borrower will be entitled to prepay the loan, upon written notice at least 30 days prior to such early repayment or prepayment. Upon consummation of the Merger, the Surviving Corporation shall assume such loan.

                            BUSINESS OF THE COMPANY

    The Company organizes, acquires interests in, finances and participates in the management of companies predominantly located in or related to the State of Israel. The Company is often involved in the early development of a company and has participated in the organization, financing or increase in capital of over 150 Israeli enterprises since its incorporation in 1926. The Company participates actively in management through representation on boards of directors and is involved in a broad cross-section of Israeli companies engaged in various fields of business, including telecommunications and technology, manufacturing, real estate, retailing, shipping and consumer products.

    Among the Company's holdings are significant interests in one of Israel's three cellular telephone providers (Cellcom Israel Ltd.), the Company's largest single holding and a private corporation controlled by an unaffiliated third party, the cable television company that serves the Tel-Aviv metropolitan area and several other areas in Israel (Tevel Israel International Communications Ltd.), a company that is a world leader in digital visual information communication for the graphic design, printing, publishing and video markets (Scitex Corporation Ltd.), one of Israel's leading diversified high technology holding companies (Elron Electronic Industries Ltd.), Israel's largest paint manufacturer (Tambour Ltd.), one of Israel's most active real estate construction and development companies (Property and Building Corporation Ltd.), one of Israel's largest shipping companies (El-Yam Ships Ltd.) and Israel's largest supermarket chain in terms of revenue (Super-Sol Ltd.). The Company is also involved in several venture capital funds and early stage development companies.

    The Company acquires interests in companies it believes have attractive long-term growth potential. The Company generally seeks to acquire and maintain a sufficient equity interest in a company to permit the Company, in conjunction with other companies controlled by IDB Holding (and, together with the companies controlled by it, the "IDB Group"), to have a significant influence in the management and operation of that company. The Company emphasizes the potential for long-term capital appreciation over the ability or intention of an enterprise to provide a cash return in the near future. Among the other factors the Company considers in determining whether to acquire an interest in a specific enterprise are quality of management, global or domestic market share, export sales potential, and ability to take advantage of the growth of the domestic Israeli economy.

    IDB Holding, through DIC, its indirect majority-owned subsidiary, beneficially owns approximately 81.35% of the outstanding common stock of the Company. IDB Holding is one of the largest business enterprises operating in the private sector of the Israeli economy, with consolidated assets exceeding $2.8 billion as of September 30, 1998. DIC owns shares of many Israeli companies in which the Company has holdings and, through a subsidiary, has an agreement with the Company that each will offer the other equal participation in business opportunities that become available to either of them in Israel for a fee of 2.5% of the equity or long-term debt invested by the paying party in business opportunities initiated or initially presented by the other party. The Company participates directly and through a contractual arrangement with DIC in the management of the companies in which both the Company and DIC hold equity interests. The Company and DIC have agreed to cooperate on matters concerning the advancement and development of companies in which each owns voting interests, including the use of their voting power as shareholders on a mutually agreed basis. The Company also has entered into voting agreements with other members of the IDB Group with respect to voting of the stock of certain of such companies.

    The Company believes that its agreements with DIC and the Company's relationship with the IDB Group afford the Company an important source of new business opportunities in Israel, significant influence in the management and operations of companies in which the Company holds shares, and savings in the Company's cost of conducting its business. See "SPECIAL FACTORS--Purpose and Structure of the Merger; Reasons for the Merger".

    The Company has received an Order from the Commission determining that it is not an investment company within the meaning of the Investment Company Act of 1940. In light of the Order, the Company has determined that its business holdings should continue to be concentrated in Israel-related companies that it, IDB Holding and other members of the IDB Group control or in which they exercise a significant influence. See "SPECIAL FACTORS--Purpose and Structure of the Merger; Reasons for the Merger".

                 SELECTED FINANCIAL INFORMATION OF THE COMPANY

    Set forth below is financial information excerpted or derived from the audited financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (the "Form 10-K") and the unaudited financial statements in the Company's report on Form 10-Q for the quarter ended September 30, 1998. More comprehensive financial information is included in those documents, which are incorporated by reference in this Proxy Statement. The summary financial information is qualified by reference to these reports. You may obtain copies of those documents, but not the related exhibits, free of charge by requesting them from the Secretary of the Company.

                        PEC ISRAEL ECONOMIC CORPORATION
                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             NINE MONTHS
                                                ENDED
                                            SEPTEMBER 30,                     FISCAL YEAR ENDED DECEMBER 31,
                                        ----------------------  ----------------------------------------------------------
                                           1998        1997        1997        1996        1995        1994        1993
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------

                                             (UNAUDITED)
Income from:
  Equity in net income of Affiliated
    Companies.........................  $   25,695  $   39,065  $   48,538  $   23,438  $   23,720  $   25,338  $   33,542
Total Revenues........................      37,472      73,115      88,630      44,535      42,065      40,798      60,648
Net Income*...........................      18,370      48,099      54,503      28,213      25,242      32,566      41,970
Net Income per Common Share*
  Basic...............................        1.00        2.60        2.95        1.51        1.35        1.73        2.24
  Diluted.............................        0.98        2.57        2.92        1.49        1.34        1.72        2.23
Weighted Average Number of Outstanding
  Common Shares.......................      18,362      18,508      18,472      18,714      18,759      18,759      18,759
Total Assets..........................     473,419     464,340     461,104     407,703     392,967     383,691     347,873
Total Liabilities.....................      64,706      44,348      44,979      33,827      35,680      42,223      40,636
Shareholders' Equity..................     408,713     419,992     416,125     373,876     357,287     341,468     307,237
Common Shareholders' Equity per Common
  Share...............................       22.26       22.69       22.66       20.20       19.05       18.20       16.38
Number of Outstanding Common Shares at
  the End of Each Period..............      18,362      18,508      18,362      18,508      18,759      18,759      18,759

------------------------

* Net income for 1993 is after the cumulative effect of a change in accounting for income taxes of ($1,174,000) or $(.06) per share of Common Stock. Net income for 1994 is after the cumulative effect of a change in accounting for marketable securities of $2,473,000 or $.13 per share of Common Stock. Net income is after loss from discontinued operations of General Engineers Limited, net of income taxes, of $380,000 for 1995 ($.02 per share), $104,000 for 1994 ($.01 per share) and $67,000 for 1993 (no cents per share).

    No dividends were paid during the last five years. Pursuant to a loan agreement, the Company cannot pay dividends that will result in its consolidated total net assets over consolidated total liabilities (exclusive of liabilities subordinated in terms of payment to the loan) to fall below $300,000,000.

                        PEC ISRAEL ECONOMIC CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (amounts in thousands of dollars)

                                                                                                      NINE MONTHS
                                                                          YEAR ENDED DECEMBER 31,        ENDED
                                                                         --------------------------  SEPTEMBER 30,
                                                                             1996          1997          1998
                                                                         ------------  ------------  -------------
Pre-tax income from continuing operations..............................  $     33,002  $     76,041   $    26,313
Less: Undistributed income of Affiliated Companies.....................       (41,559)      (54,153)      (35,509)
Add: Equity in losses of Affiliated Companies..........................        20,964         6,118        11,331
                                                                         ------------  ------------  -------------
Adjusted Pre-tax income................................................  $     12,407  $     28,006   $     2,135
                                                                         ------------  ------------  -------------
                                                                         ------------  ------------  -------------

Fixed charges:

  Interest expense and amortization of deferred financing costs on all
    indebtedness (A)...................................................             6            12           939
  Interest component of operating leases (B)...........................             0             0             0
                                                                         ------------  ------------  -------------

      TOTAL FIXED CHARGES..............................................             6            12           939
                                                                         ------------  ------------  -------------

EARNINGS BEFORE INCOME TAXES, DISCONTINUED
  OPERATIONS AND FIXED CHARGES.........................................        12,413        28,018         3,074
                                                                         ------------  ------------  -------------
                                                                         ------------  ------------  -------------

RATIO OF EARNINGS TO FIXED CHARGES.....................................      2,068.83      2,334.83          3.27
                                                                         ------------  ------------  -------------
                                                                         ------------  ------------  -------------

------------------------

(A) Amount includes interest expense of $6, $12 and $107 for the years ended December 31, 1996, 1997 and nine months ended September 30, 1998, respectively, for General Engineers Limited, a wholly-owned subsidiary of the Company.

(B) The interest component of the Company's operating leases is considered to be de minimis and accordingly, no such amount has been included in the computation.

                              OWNERSHIP OF SHARES

    The following table presents information provided to the Company as to the beneficial ownership of the Shares (such Shares being the only class of voting
securities now outstanding), as of             , 1999 by persons holding 5% or
more of such Shares:

    TITLE OF               NAME AND ADDRESS
      CLASS               OF BENEFICIAL OWNER         NUMBER OF SHARES   NATURE OF OWNERSHIP   PERCENTAGE OF CLASS
-----------------  ---------------------------------  -----------------  --------------------  -------------------
Common Stock       DIC                                     14,937,792    Direct ownership               81.35%
                   14 Beth Hashoeva Lane
                   Tel Aviv 61016, Israel

    The following table shows, for each director and each executive officer of the Company, and for all directors and executive officers of the Company as a
group, the total number of Shares beneficially owned as of             , 1999,
and the nature of such beneficial ownership.

    TITLE OF                                                                                     NUMBER OF SHARES
      CLASS                                  NAME OF BENEFICIAL OWNER                             OWNED DIRECTLY*
-----------------  ----------------------------------------------------------------------------  -----------------
Common Stock       Oudi Recanati...............................................................            -0-
                   Frank J. Klein..............................................................          1,200
                   Robert H. Arnow.............................................................          3,900
                   Alan R. Batkin..............................................................          1,000
                   Joseph Ciechanover..........................................................          2,000
                   Eliahu Cohen................................................................            -0-
                   Alan S. Jaffe...............................................................            400(1)
                   Hermann Merkin..............................................................            -0-
                   Harvey M. Meyeroff..........................................................         10,400
                   Michael A. Recanati.........................................................            -0-
                   Alan S. Rosenberg...........................................................            -0-
                   James I. Edelson............................................................          2,000
                   William Gold................................................................          1,000(2)
                   All Executive Officers and Directors as a group (13 in number)..............         21,900

------------------------

(1) Mr. Jaffe shares the power to vote and dispose of these Shares with his wife.

(2) Includes 500 Shares owned by Mr. Gold's wife. Mr. Gold disclaims beneficial ownership of these Shares.

* None of the executive officers and directors, or the executive officers and directors as a group, owns as much as 1% of the Shares of the Company.

    None of the directors and executive officers of DIC nor of Merger Sub, other than those who are directors and executive officers of the Company listed above, own any Shares. For information on the ownership of shares of DIC, IDB Development and IDB Holding, see "SPECIAL FACTORS-- Interests of Certain Persons in the Merger".

                   TRANSACTIONS BY CERTAIN PERSONS IN SHARES

    The Company and DIC have not effected any transactions in Shares during the past 60 days. To the best of the Company's and DIC's knowledge, no officer or director of the Company or DIC has effected any transaction in Shares during the past 60 days other than the sale by Alan S. Rosenberg, a director of the Company, of 5,000 Shares on January 4, 1999 at $28.50 per share. According to IDB Development's and DIC's records, since January 1, 1995, the Company, IDB Development and DIC have purchased the following number of Shares at the following average price per Share:

                                                                   COMPANY                              IDB DEVELOPMENT
                                                 --------------------------------------------  ---------------------------------
                                                              AVERAGE           RANGE                        AVERAGE     RANGE
                                                  NUMBER       PRICE              OF             NUMBER       PRICE       OF
                                                    OF          PER             PRICES             OF          PER      PRICES
                                                  SHARES       SHARE             PAID            SHARES       SHARE      PAID
                                                 ---------  -----------  --------------------  -----------  ---------  ---------
1995:
  First Quarter................................     -0-         --                --               -0-         --         --
  Second Quarter...............................     -0-         --                --               -0-         --         --
  Third Quarter................................     -0-         --                --               -0-         --         --
  Fourth Quarter...............................     -0-         --                --               -0-         --         --
1996:
  First Quarter................................     -0-         --                --               -0-         --         --
  Second Quarter...............................     -0-         --                --               -0-         --         --
  Third Quarter................................     45,200       18.09       17.00--19.00          -0-         --         --
  Fourth Quarter...............................    205,000       16.58       15.00--17.25          -0-         --         --
1997:
  First Quarter................................     -0-         --                --               -0-         --         --
  Second Quarter...............................     -0-         --                --               -0-         --         --
  Third Quarter................................     14,700       19.47       19.25--19.50          -0-         --         --
  Fourth Quarter...............................    131,500       20.30      19.7150--21.50         -0-         --         --
1998:
  First Quarter................................     -0-         --                --             1,744,200  $   25.50(1)     25.50
  Second Quarter...............................     -0-         --                --               -0-         --         --
  Third Quarter................................     -0-         --                --               -0-         --         --
  Fourth Quarter (through       , 1998)........     -0-         --                --               -0-         --         --

                                                                    DIC
                                                 -----------------------------------------
                                                                   AVERAGE        RANGE
                                                    NUMBER          PRICE          OF
                                                      OF             PER         PRICES
                                                    SHARES          SHARE         PAID
                                                 -------------  -------------  -----------
1995:
  First Quarter................................       -0-            --            --
  Second Quarter...............................       -0-            --            --
  Third Quarter................................       -0-            --            --
  Fourth Quarter...............................       -0-            --            --
1996:
  First Quarter................................       -0-            --            --
  Second Quarter...............................       -0-            --            --
  Third Quarter................................       -0-            --            --
  Fourth Quarter...............................       -0-            --            --
1997:
  First Quarter................................       -0-            --            --
  Second Quarter...............................       -0-            --            --
  Third Quarter................................       -0-            --            --
  Fourth Quarter...............................       -0-            --            --
1998:
  First Quarter................................       -0-            --            --
  Second Quarter...............................       -0-            --            --
  Third Quarter................................       -0-            --            --
  Fourth Quarter (through       , 1998)........       -0-            --            --

------------------------------

(1) The 1,744,200 were purchased on March 25, 1998 in privately negotiated transactions from 15 individuals or entities.

                MANAGEMENT OF THE COMPANY, DIC, IDB DEVELOPMENT,
                          IDB HOLDING, AND MERGER SUB

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

    The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of the Company. Unless otherwise indicated, the current business address of each person is PEC Israel Economic Corporation, 511 Fifth Avenue, New York, New York 10017. Citizenship of each individual is the same as the country of business address or residence unless otherwise noted.

DIRECTORS

    The Company's current directors and certain biographical information concerning such individuals are set forth below.

                                           PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
    NAME AND CURRENT RESIDENCE/        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
          BUSINESS ADDRESS                       AND BUSINESS ADDRESSES THEREOF
Oudi Recanati.......................  Chairman of the Company and from June 1997 to June
c/o IDB Holding Corporation Ltd.      1998 Vice Chairman; Director, member of the Executive
"The Tower"                           Committee, Vice Chairman since August 1998 and
3 Daniel Frisch Street                Co-Chief Executive Officer since November 1996 of IDB
Tel Aviv 64731, Israel                Holding; Director and Vice Chairman of IDB
                                      Development; Director since November 1996 and
                                      Chairman since March 1997 of DIC; For more than five
                                      years prior to October 7, 1998, Chairman, Y.L.R.
                                      Capital Markets (1992) Ltd., Investment Banking;
                                      Director, Overseas Shipholding Group, Inc.

Frank J. Klein......................  President of the Company since January 1, 1995;
                                      Director, Elron Electronic Industries Ltd., Level 8
                                      Systems, Inc., Scitex Corporation Ltd., Super-Sol
                                      Ltd. and Tefron Ltd.; For more than 20 years prior to
                                      1995, an officer of Israel Discount Bank of New York
                                      (Executive Vice President from December 1985 to
                                      December 1994); Executive Vice President of the
                                      Company from November 1977 to November 1991 and
                                      Treasurer of the Company from May 1980 to November
                                      1991.

Robert H. Arnow.....................  Chairman of the Board of Weiler Arnow Mgt. Co., Inc.,
c/o Weiler Arnow Mgt. Co.             Real Estate
1114 Avenue of the Americas
New York, New York 10036


                                           PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
    NAME AND CURRENT RESIDENCE/        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
          BUSINESS ADDRESS                       AND BUSINESS ADDRESSES THEREOF
Alan R. Batkin......................  Vice Chairman of Kissinger Associates, Inc.,
c/o Kissinger Associates              Geopolitical Consultants; Director, Hasbro, Inc.
350 Park Avenue
New York, New York 10022

Joseph Ciechanover..................  President of Atidim-Etgar Nihul Kranot B.M., General
c/o Atidim-Etgar Nihul Kranot B.M.    Partner, Investments; Chairman, El Al Israel Airlines
P.O. Box 55                           Ltd.; From 1980 through 1994, President of the
Savion 56530, Israel                  Company

Eliahu Cohen........................  Director, Chairman of the Executive Committee since
c/o IDB Holding Corporation Ltd.      November 1996 and until November 1996 Deputy Chairman
"The Tower"                           of the Executive Committee of IDB Holding; Director
3 Daniel Frisch Street                and Co-Chief Executive Officer of IDB Development;
Tel Aviv 64731, Israel                Director, DIC, Super-Sol Ltd., and Clal (Israel) Ltd;
                                      For more than 10 years prior to November 1996, Joint
                                      Managing Director of IDB Holding.

Alan S. Jaffe.......................  Partner at Proskauer Rose LLP, Attorneys, counsel to
c/o Proskauer Rose LLP                the Company
1585 Broadway
New York, New York 10036

Hermann Merkin......................  Member of the NYSE and the American Stock Exchange,
c/o Merkin & Co. Inc.                 Inc.; Director, IDB Holding and DIC
415 Madison Avenue
New York, New York 10017

Harvey M. Meyerhoff.................  Chairman of Magna Holdings, Inc., Investments
c/o Magna Holdings, Inc.
25 South Charles Street
Baltimore, Maryland 21201


                                           PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
    NAME AND CURRENT RESIDENCE/        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
          BUSINESS ADDRESS                       AND BUSINESS ADDRESSES THEREOF
Michael A. Recanati.................  President of 511 Equities Corp. (investments) since
c/o 511 Equities Corp.                December 1997. From October 1995 until March 1997,
511 Fifth Avenue                      Chairman and Chief Executive Officer of IFusion Com
New York, New York 10017              Corp. (development stage Internet technology
                                      corporation). For more than five years prior to
                                      September 1995, Executive Vice President and
                                      Treasurer of Overseas Shipholding Group, Inc.

Alan S. Rosenberg...................  Private Investor; From 1967 through 1994, Partner at
115 Central Park West                 Proskauer Rose LLP, Attorneys, counsel to the Company
New York, New York 10023              1585 Broadway New York, NY 10036-8299

EXECUTIVE OFFICERS

    The Company's current executive officers and certain biographical information concerning such individuals are set forth below.

                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL
              NAME AND                    POSITIONS HELD DURING THE PAST FIVE YEARS AND
      CURRENT BUSINESS ADDRESS                     BUSINESS ADDRESSES THEREOF
Frank J. Klein......................  See table of the Company's directors.

James I. Edelson....................  Executive Vice President, Secretary and General
                                      Counsel of the Company since February 1992; U.S.
                                      Resident Corporate Secretary of IDB Holding

William Gold........................  Treasurer of the Company since February 1992. Mr.
                                      Gold was Secretary and Assistant Treasurer of the
                                      Company from August 1970 to February 1992.

DIRECTORS AND EXECUTIVE OFFICERS OF DIC

    The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of DIC. Unless otherwise indicated, the current business address of each person is 14 Beth Hashoeva Lane, Tel Aviv 61016, Israel. Citizenship of each individual is the same as the country of business address or residence unless otherwise noted.

DIRECTORS

    DIC's current directors and certain biographical information concerning such individuals are set forth below.

                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL
       NAME, CITIZENSHIP AND              POSITIONS HELD DURING THE PAST FIVE YEARS AND
 CURRENT RESIDENCE/BUSINESS ADDRESS                BUSINESS ADDRESSES THEREOF

Oudi Recanati.......................  See table of the Company's directors.

Eliahu Cohen........................  See table of the Company's directors.

Dalia Lev...........................  Director and Co-Chief Executive Officer since
"The Tower"                           November 1996, and until November 1996 Principal
3 Daniel Frisch Street                Accounting Officer and Deputy General Manager of IDB
Tel Aviv 64731, Israel                Development; Director and member of the Executive
                                      Committee since November 1996, and until November
                                      1996 Principal Accounting Officer and Deputy General
                                      Manager of IDB Holding; and Director of Clal (Israel)
                                      Ltd., Clal Atidim Tower, Bldg. No. 4, Atidim
                                      High-Tech Industrial Park, Tel Aviv 61581 Israel;
                                      Since April 1997, Chairman of the Board of Directors
                                      of Super-Sol Ltd. and Director of other companies in
                                      IDB Group.

Dov Tadmor..........................  Managing Director of DIC; Director of IDB
                                      Development; Director and member of the Executive
                                      Committee of IDB Holding; and Chairman or member of
                                      the Boards of Directors of companies in IDB Group,
                                      including Gemini Capital Fund Management Ltd.,
                                      Property and Building Corporation Ltd., Scitex
                                      Corporation Ltd., Cellcom (Israel) Ltd., Tevel-Israel
                                      International Communications Ltd., Gilat
                                      Communications Ltd., Gilat Satellite Networks Ltd.
                                      and NICE Systems Ltd.

Lenny Recanati......................  Director and Senior Manager of DIC; Since 1998,
                                      Director of IDB Holding, Chairman of Ilanot Batucha
                                      Investment House Ltd. and director of other companies
                                      in IDB Group

Abraham Ben Naftali.................  Director and member of the Audit Committee of DIC;
15 Yavne Street                       Attorney, Lecturer in Law School of the College of
Tel Aviv, Israel                      Management, Director of DIC Bonds Issues Ltd. (a
                                      wholly-owned subsidiary of DIC, "DIC Bonds"),
                                      Director of Wolfson Clore Mayer Corp. Ltd., Weizman
                                      Institute of Science, Bible Lands Museum, the Israel
                                      Friends of Ben Gurion University of the Negev, the
                                      Arthur Rubinstein International Music Society,
                                      Financing Financial Investments Ltd., and Pecunolia
                                      Ltd.


                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL
       NAME, CITIZENSHIP AND              POSITIONS HELD DURING THE PAST FIVE YEARS AND
 CURRENT RESIDENCE/BUSINESS ADDRESS                BUSINESS ADDRESSES THEREOF
Gideon Lahav........................  Director and member of the Audit Committee of DIC;
124 Ahad Ha'am Street                 Until November 1997, Chairman of the Board of
Tel Aviv, Israel                      Directors of Israel Discount Bank Ltd. and of its
                                      subsidiaries; since 1998, Director of Petrochemical
                                      Industries, Delta Textile Industries and Phoenix
                                      Insurance Company Ltd.

Boaz Ronen..........................  Director and member of the Audit Committee of DIC;
47 Hankin Street                      Lecturer in the Faculty of Management of Tel Aviv
Ranna, Israel                         University, Recanati Building, Ramat Aviv Israel;
                                      business consultant at Focused Management Ltd;
                                      Director of DIC Bonds, Lannet (from 1994-1995), and
                                      Carniplast (from 1996-1997).

Haym Carasso........................  Director and Chairman of the Audit Committee of DIC;
24 Rival Street                       Director and Joint General Manager of Moise Carasso
Tel Aviv, Israel                      Sons Ltd., 26 Rival St., Tel Aviv 67778 Israel;
                                      Director of IDB Holding and other family-owned
                                      companies

Yair Hamburger......................  Director of DIC; President and Chairman of the Board
30 Yavne Street                       of Directors and Director of subsidiaries of Harel
Tel Aviv, Israel                      Insurance Investments Ltd., 3 Abba Hillel St., Ramat
                                      Gan 52522 Israel; Chairman of the Board of Directors
                                      of Shiloah Insurance Company Ltd., Director of Life
                                      Insurance Companies Institute Ltd. and Director of
                                      IDB Holding

Shimon Mizrahi......................  Director of DIC; Attorney
Carasso Tower
12 Yad Harutzim Street
Tel Aviv, Israel

Hermann Merkin......................  See table of the Company's directors above

EXECUTIVE OFFICERS

    DIC's current executive officers and certain biographical information concerning such individuals are set forth below.

                                           PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                                 MATERIAL POSITIONS HELD DURING
   NAME, CITIZENSHIP AND CURRENT                THE PAST FIVE YEARS AND BUSINESS
          BUSINESS ADDRESS                              ADDRESSES THEREOF
Yoram Turbowicz.....................  Deputy General Manager and Deputy Managing Director
                                      of DIC; Until 1997, Supervisor of Anti-Trust at the
                                      Ministry of Industry and Trade
Michael Anghel......................  Senior Manager of DIC; Director of several companies of DIC Group
Gideon Erhard.......................  Senior Manager of DIC; Director and Manager of DBIC
                                      International Ltd., Director of several companies of
                                      DIC Group
Joseph J. Boock.....................  Finance Manager of DIC and its wholly-owned subsidiaries; Director of several companies of DIC
                                      Group
Jacob Laskow........................  Manager of DIC (since May 1996); President of J.
                                      Laskow & Co. Ltd. (business consulting, from
                                      September 1995 to May 1996), Executive Vice President
                                      of Iscar Group (until September 1995)
Shlomo Cohen........................  Legal Counsel of DIC and its wholly-owned subsidiaries
Amos Bankirer.......................  Controller of DIC and its wholly-owned subsidiaries
Taly Oren...........................  Secretary of DIC and its wholly-owned subsidiaries since September 1997; Until July 1997, Attorney at
                                      Hapoalim Investments Ltd.
Benny Kotton........................  Internal Auditor of DIC

DIRECTORS AND EXECUTIVE OFFICERS OF IDB DEVELOPMENT

    The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of IDB Development. Unless otherwise indicated, the current business address of each person is "The Tower," 3 Daniel Frisch Street, Tel Aviv 64731, Israel.

DIRECTORS

    IDB Development's current directors and certain biographical information concerning such individuals are set forth below. Citizenship of each individual is the same as the country of residence or business address unless otherwise noted.

       NAME, CITIZENSHIP AND               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
   CURRENT RESIDENCE OR BUSINESS          MATERIAL POSITIONS HELD DURING THE PAST FIVE
               ADDRESS                        YEARS AND BUSINESS ADDRESSES THEREOF
Raphael Recanati....................  Chairman of the Board and until August 1998 Chief
                                      Executive Officer of IDB Development; Chairman of the
                                      Board, until November 1996 Chairman of the Executive
                                      Committee, and until August 1998 Chief Executive
                                      Officer of IDB Holding; President of Finmar Equities
                                      Co. (shipping and finance); Chairman of the Board and
                                      Chairman of the Executive Committee until June 1998
                                      of the Company; Chairman of DIC until March 1997.
Eliahu Cohen........................  See table of directors of the Company above
Dalia Lev...........................  See table of directors of DIC above
Arie Carasso........................  Director of IDB Development; Joint Managing Director
  26 Rival Street                     of Moise Carasso Sons Ltd., Carasso Auto Distribution
  Tel Aviv, Israel                    Ltd. and Pacific Auto Importers Ltd., all located at
                                      26 Rival St., Tel Aviv 67778 Israel.
Raphael Molho.......................  Director of IDB Development; Director of Companies
  22 Ibn Gvirol Street
  Jerusalem, Israel
Leon Recanati.......................  Director, since August 1998 Vice Chairman, and until
                                      November 1996 Joint General Manager of IDB
                                      Development; Director, Vice Chairman, member of the
                                      Executive Committee and since August 1998 Co-Chief
                                      Executive Officer of IDB Holding; Chairman of the
                                      Board of Clal (Israel) Ltd. since April 1997, Clal
                                      Atidim Tower, Bldg. No. 4, Atidim High-Tech
                                      Industrial Park, Tel Aviv 61581 Israel
Oudi Recanati.......................  See table of directors of the Company above.
Dov Tadmor..........................  See table of directors of DIC above
Abraham Ben Joseph..................  Director of IDB Development; Director of Companies;
  87 Haim Levanon Street              Special Consultant for Business Development to Elbit
  Ramat Aviv                          Systems Ltd., Advanced Technology Center, Haifa
  Tel Aviv, Israel
Avishay Braverman...................  Director of IDB Development; President of Ben Gurion
  11 Jericho Street                   University of the Negev, Beer Sheva, Israel
  Beer Sheva, Israel
Michael Levi........................  Director of IDB Development; President of Nilit,
  Textile Fashion Ctr.                Ltd., Textile Fashion Center, 2 Kaufman St., Tel
  2 Kaufman Street                    Aviv, Israel
  Tel Aviv, Israel
David Leviatan......................  Director of IDB Development; Director of Companies
  18 Mendele Street
  Herzliya, Israel

EXECUTIVE OFFICERS

    IDB Development's current executive officers who are not listed above and certain biographical information concerning such individuals are set forth below.

                                           PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                                     MATERIAL POSITIONS HELD
       NAME, CITIZENSHIP AND                     DURING THE PAST FIVE YEARS AND
      CURRENT BUSINESS ADDRESS                     BUSINESS ADDRESSES THEREOF
Rina Cohen..........................  Comptroller since 1997; Comptroller of IDB Holding
Arthur Caplan.......................  Secretary; Secretary of IDB Holding
Dual citizen of Israel and Great
  Britain

DIRECTORS AND EXECUTIVE OFFICERS OF IDB HOLDING

    The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of IDB Holding. Citizenship of each individual is the same as the country of business address or residence unless otherwise noted.

DIRECTORS

    IDB Holding's current director and certain biographical information concerning such individual is set forth below.

                                           PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
       NAME, CITIZENSHIP AND                         MATERIAL POSITIONS HELD
         CURRENT RESIDENCE/                      DURING THE PAST FIVE YEARS AND
          BUSINESS ADDRESS                         BUSINESS ADDRESSES THEREOF
Raphael Recanati....................  See table of IDB Development's directors above
Arie Carasso........................  See table of IDB Development's directors above
Haym Carasso........................  See table of DIC's directors above
Eliahu Cohen........................  See table of the Company's directors above
William M. Davidson.................  Director of IDB Holding; Chief Executive Officer of
  2300 Harmon Road                    Guardian Industries Corporation
  Auburn Hills, MI 48326-1714
Gideon Dover........................  Director of IDB Holding; Director of Companies
  4 Uri Street
  Tel Aviv, Israel
Yair Hamburger......................  See table of DIC's directors above
Robert J. Hurst.....................  Director of IDB Holding; Vice Chairman in 1997 and
  85 Broad Street                     member of the Executive Committee in 1995 of Goldman,
  New York, New York 10021            Sachs & Co.
Dalia Lev...........................  See table of DIC's directors above
Hermann Merkin......................  See table of the Company's directors above
Raphael Molho.......................  See table of IDB Development's directors above

                                           PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
       NAME, CITIZENSHIP AND                         MATERIAL POSITIONS HELD
         CURRENT RESIDENCE/                      DURING THE PAST FIVE YEARS AND
          BUSINESS ADDRESS                         BUSINESS ADDRESSES THEREOF
Lenny Recanati......................  See table of DIC's directors above
Leon Recanati.......................  See table of IDB Development's directors above
Oudi Recanati.......................  See table of the Company's directors above
Meir Rosenne........................  Director of IDB Holding; Attorney
  14 Aluf Simhony Street
  Jerusalem, Israel
Dov Tadmor..........................  See table of DIC's directors above
Israel Zang.........................  Director of IDB Holding; Dean and Professor, Faculty
  10 Kissufim Street                  of Management of Tel Aviv University, Recanati
  Tel Aviv, Israel                    Building, Ramat Aviv Israel

EXECUTIVE OFFICERS

    IDB Holding's current executive officers and certain biographical information concerning such individuals are set forth in the tables previously presented.

    On February 16, 1994, following a lengthy trial in the District Court of Jerusalem, State of Israel, of 22 defendants, including IDB Holding, the four largest Israeli banks, and members of their senior managements, IDB Holding, all the banks, including Israel Discount Bank Limited ("IDBL") of which IDB Holding was the parent, and all the management-defendants were convicted of contravening certain provisions of Israel's laws in connection with activities that arose out of a program related to the regulation of bank shares prior to 1983. Messrs. Raphael Recanati, Eliahu Cohen and Oudi Recanati, who were among the management-defendants, and IDB Holding categorically denied any wrongdoing and appealed to the Supreme Court of Israel, which found that the share regulation had been authorized and encouraged by high officials of the Israeli Government, overturned the principal count of the indictments of the management-defendants, and acquitted IDB Holding of all charges. The Court left standing the lower court's finding that Messrs. Raphael Recanati and Eliahu Cohen, who were principal executive officers of IDBL, and Mr. Oudi Recanati, who was a member of that bank's senior management, caused improper advice to be given in connection with the sale of securities and that Messrs. Raphael Recanati and Eliahu Cohen caused false entries in corporate documents, in contravention of Israeli laws. Messrs. Raphael Recanati, Eliahu Cohen and Oudi Recanati received from the lower court suspended sentences of two years, two years, and 18 months, respectively, all of which have lapsed, and they were fined approximately $200,000, $167,000, and $134,000, respectively. None of the activities in question, which occurred more than 15 years ago, relate to or involved the Company or its business in any way.

DIRECTORS AND EXECUTIVE OFFICERS OF MERGER SUB

    The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Merger Sub. Unless otherwise indicated, the current business address of each person is c/o DIC, 14 Beth Hashoeva Lane, Tel Aviv 61016, Israel.

DIRECTORS AND EXECUTIVE OFFICERS

    Merger Sub's current directors and executive officers and certain biographical information concerning such individuals are set forth below.

                                                 PRESENT PRINCIPAL OCCUPATION OR
                                               EMPLOYMENT; MATERIAL POSITIONS HELD
       NAME, CITIZENSHIP AND                 DURING THE PAST FIVE YEARS AND BUSINESS
      CURRENT BUSINESS ADDRESS                          ADDRESSES THEREOF
Dov Tadmor..........................  Director and Chairman of the Board of Merger Sub; See
                                      table of DIC's directors above
Yoram Turbowicz.....................  Director and President of Merger Sub; See table of
                                      DIC's executive officers above
Amos Bankirer.......................  Director and Secretary and Treasure of Merger Sub;
                                      See table of DIC's executive officers above

                   INFORMATION CONCERNING DIC AND MERGER SUB

    DIC and its affiliates invest and participate in the initiation, development and direction of a diverse portfolio of business enterprises, predominantly located in the State of Israel. DIC's principal executive offices are located at 14 Beth Hashoeva Lane, Tel Aviv 61016, Israel. Merger Sub is a newly incorporated Maine corporation organized in connection with the Merger and has not carried on any activities other than in connection with the Merger. Merger Sub is a direct wholly-owned subsidiary of DIC. Merger Sub's principal executive offices are located at One Portland Square, Portland, Maine 04101.

    DIC owns 14,937,792 Shares, representing approximately 81.35% of the Shares
issued and outstanding at            , 1999.

    Except as described in this Proxy Statement, (i) none of DIC, Merger Sub, nor, to the best knowledge of DIC and the Merger Sub, any of the directors and executive officers of DIC or Merger Sub or any associate or majority-owned subsidiary of DIC or Merger Sub beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of DIC, Merger Sub, nor, to the best knowledge of DIC and Merger Sub, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

    Except as provided in the Merger Agreement or as otherwise described in this Proxy Statement, none of DIC, Merger Sub nor, to the best knowledge of DIC and Merger Sub, any of the directors and executive officers of DIC or Merger Sub has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guaranties against loss, guaranties of profits, division of profits or loss or the giving or withholding of proxies. Except as set forth in this Proxy Statement, since January 1, 1995, none of DIC, Merger Sub nor, to the best knowledge of DIC and Merger Sub, any of the directors and executive officers of DIC or Merger Sub has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Merger. Except as set forth in this Proxy Statement, since January 1, 1995, there have been no contracts, negotiations or transactions between DIC or any of their subsidiaries or, to the best knowledge of DIC, any of the directors and executive officers of DIC, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    Upon appointment by the Company's Board, Haft & Gluckman LLP and PricewaterhouseCoopers LLP, independent public accountants, audited and reported on the consolidated financial statements of the Company and its subsidiaries for its fiscal year ended December 31, 1997. Those financial statements have been included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and are incorporated herein by reference in reliance upon such report. Representatives from Haft & Gluckman LLP and PricewaterhouseCoopers LLP are expected to be present at the Special Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the SEC by the Company are incorporated by reference in this Proxy Statement:

        1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

        2. The Company's Quarterly Report on Form 10-Q for the period ended September 30, 1998;

        3. The Company's Current Report on Form 8-K dated September 9, 1998;

        4. The Company's Current Report on Form 8-K dated December 11, 1998.

    All documents and reports filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the respective dates of filing of such documents or reports.

    Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Proxy Statement modifies or replaces such statement.

    The Company undertakes to provide by first class mail, without charge, to any person to whom a copy of this Proxy Statement has been delivered, within one business day of the written or oral request of such person, a copy of any or all of the documents referred to above which have been incorporated in this Proxy Statement by reference, other than exhibits to such documents. The Company will furnish any exhibit upon the payment of a specified reasonable fee, which fee will be limited to the Company's reasonable expenses in furnishing such exhibit. Request for such copies should be directed to Mr. William Gold, Treasurer of the Company, 511 Fifth Avenue, New York, New York 10017, telephone number (212) 687-2400.

                               PROXY SOLICITATION

    Any costs of soliciting proxies will be borne by the Company. Employees of the Company, personally or by telephone, may solicit the return of proxies. In addition, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, in such circumstances, and the Company may reimburse them for their expenses in so doing.

                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

    As described in the Company's proxy statement on Schedule 14A relating to its 1998 Annual Meeting of Shareholders, any proposals of shareholders of the Company to be considered for inclusion in the Proxy Statement for the Company's 1999 annual meeting of shareholders (if the Merger is not consummated) had to have been received by the Company at its principal executive offices no later than December 31, 1998. A shareholder who intends to submit a proposal for the Company's next annual meeting that the shareholder does not intend to request be included in the Company's proxy materials in accordance with the Commission rules must give notice to the Company prior to March 16, 1999. If the shareholder does not provide the Company with timely notice of such a proposal, the persons designated as management proxies on the Company's proxy card may exercise their discretionary authority to vote on that proposal. If the shareholder does provide the Company with timely notice of such a proposal, depending upon the circumstances, management's proxies may not be able to exercise their discretionary authority to vote on the proposal.

                        ADDITIONAL AVAILABLE INFORMATION

    The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the Commission Internet site (http://www.sec.gov.). Copies of such materials may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Certain reports and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                                 OTHER MATTERS

    The Company Board does not intend to bring any other matters before the Special Meeting and does not know of any other matters that may be brought before the Special Meeting by others.

                                          By Order of the Board of Directors,
                                          James I. Edelson
                                          EXECUTIVE VICE PRESIDENT AND SECRETARY

___________,1999

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                        IDB DEVELOPMENT CORPORATION LTD.
                          PEC ACQUISITION CORPORATION
                                      AND
                        PEC ISRAEL ECONOMIC CORPORATION
                         DATED AS OF DECEMBER 15, 1998

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
ARTICLE I
    The Merger.............................................................................................           2
    Section 1.01.     The Merger...........................................................................           2
    Section 1.02.     Effective Time; Closing..............................................................           2
    Section 1.03.     Effect of the Merger.................................................................           2
    Section 1.04.     Articles of Incorporation; By-laws...................................................           2
    Section 1.05.     Directors and Officers...............................................................           2
    Section 1.06.     Conversion of Shares.................................................................           2
    Section 1.07.     Dissenting Shares....................................................................           3
    Section 1.08.     Surrender of Shares; Stock Transfer Books............................................           3
    Section 1.09.     Withholding Rights...................................................................           4

ARTICLE II
    Representations and Warranties of the Company..........................................................           4
    Section 2.01.     Organization and Standing............................................................           4
    Section 2.02.     Capitalization.......................................................................           4
    Section 2.03.     Authority Relative to this Agreement.................................................           5
    Section 2.04.     No Conflict..........................................................................           5
    Section 2.05.     Required Filings and Consents........................................................           5
    Section 2.06.     Disclosure Documents.................................................................           5
    Section 2.07.     Absence of Certain Changes...........................................................           6
    Section 2.08.     Maine Takeover Statute Inapplicable..................................................           6
    Section 2.09.     Brokers..............................................................................           6

ARTICLE III
    Representations and Warranties of Parent and Merger Subsidiary.........................................           6
    Section 3.01.     Organization and Standing............................................................           6
    Section 3.02.     Authority Relative to this Agreement.................................................           6
    Section 3.03.     No Conflict..........................................................................           6
    Section 3.04.     Required Filings and Consents........................................................           7
    Section 3.05.     Proxy Statement......................................................................           7
    Section 3.06.     Brokers..............................................................................           7
    Section 3.07.     Ownership of Merger Subsidiary; No Prior Activities..................................           7

ARTICLE IV
    Covenants..............................................................................................           8
    Section 4.01.     Conduct of the Business Pending the Merger...........................................           8
    Section 4.02.     Shareholders' Meeting; Voting of Shares..............................................           8
    Section 4.03.     Proxy Statement and Schedule 13E-3...................................................           9
    Section 4.04.     Access to Information................................................................           9
    Section 4.05.     Directors' and Officers' Indemnification and Insurance...............................           9
    Section 4.06.     Employee Benefits....................................................................          10
    Section 4.07.     Public Announcements.................................................................          10
    Section 4.08.     Notification of Certain Matters......................................................          10
    Section 4.09.     Further Action; Reasonable Best Efforts..............................................          10
    Section 4.10.     Financing............................................................................          10

                                                                                                                PAGE
                                                                                                                -----
ARTICLE V
    Conditions to the Merger...............................................................................          11
    Section 5.01.     Conditions to the Merger.............................................................          11
                 (a)  Shareholder Approval.................................................................          11
                 (b)  No Order.............................................................................          11

ARTICLE VI
    Termination, Amendment and Waiver......................................................................          11
    Section 6.01.     Termination..........................................................................          11
    Section 6.02.     Effect of Termination................................................................          11
    Section 6.03.     Amendment............................................................................          12
    Section 6.04.     Waiver...............................................................................          12

ARTICLE VII
    General Provisions.....................................................................................          12
    Section 7.01.     Non-Survival of Representations and Warranties.......................................          12
    Section 7.02.     Notices..............................................................................          12
    Section 7.03.     Certain Definitions..................................................................          13
    Section 7.04.     Severability.........................................................................          13
    Section 7.05.     Entire Agreement; Assignment.........................................................          13
    Section 7.06.     Parties in Interest..................................................................          14
    Section 7.07.     Specific Performance.................................................................          14
    Section 7.08.     Fees and Expenses....................................................................          14
    Section 7.09.     Governing Law........................................................................          14
    Section 7.10.     Headings.............................................................................          14
    Section 7.11.     Counterparts.........................................................................          14
    Section 7.12.     Consent to Jurisdiction..............................................................          14

SCHEDULE
Schedule 4.06.  Employee Benefits

    AGREEMENT AND PLAN OF MERGER, dated as of December 15, 1998 (this "Agreement"), among IDB Development Corporation Ltd., an Israeli corporation ("Parent"), PEC Acquisition Corporation, a Maine corporation and a direct wholly-owned subsidiary of Parent ("Merger Subsidiary"), and PEC Israel Economic Corporation, a Maine corporation (the "Company").

    WHEREAS, Parent beneficially owns approximately 81.35% of the Common Stock, par value $1 per share of the Company (the "Shares");

    WHEREAS, Parent has proposed to the Board of Directors of the Company that Parent acquire all of the issued and outstanding Shares not owned by Parent (the "Public Shares") through a merger (the "Merger") of Merger Subsidiary with and into the Company pursuant to the terms of this Agreement;

    WHEREAS, the Board of Directors of Parent believes that it is in the best interest of Parent and its shareholders, and the Board of Directors of the Company believes that it is in the best interests of the Company and its shareholders, to enter into this Agreement and to consummate the Merger of Merger Subsidiary with and into the Company in accordance with the terms of this Agreement;

    WHEREAS, a Special Committee (the "Special Committee") of the Board of Directors of the Company has unanimously recommended that the Board of Directors of the Company approve and authorize this Agreement and the Merger, which recommendation was based in part on the opinion of Merrill Lynch International, independent financial advisor to the Special Committee, that the consideration to be received by the holders of Public Shares in the Merger is fair to such holders from a financial point of view;

    WHEREAS, the Boards of Directors of the Company, Parent and Merger Subsidiary, have approved this Agreement and the Merger upon the terms set forth in this Agreement; and

    WHEREAS, Parent and Discount Investment Corporation Ltd., an Israeli corporation ("DIC"), have entered into an agreement providing for the transfer of Parent's shares of capital stock of the Company to DIC, and it is contemplated that Parent's rights and obligations under this Agreement will be assigned to DIC in the event such stock transfer is completed prior to consummation of the Merger.

    NOW, THEREFORE, in consideration of the representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

    Section 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Maine Business Corporation Act ("Maine Law"), at the Effective Time (as defined below) Merger Subsidiary shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Subsidiary shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

    Section 1.02. Effective Time; Closing. As promptly as practicable after the satisfaction or, if applicable, waiver of the conditions set forth in
Article V, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Maine the articles of merger (the "Articles of Merger") required by Section 903 of Maine Law, in such form or forms as may be required by the relevant provisions of Maine Law. The Merger shall become effective at the time of filing of the appropriate Articles of Merger with the Secretary of State of the State of Maine, or at such later time as mutually agreed upon by the parties to this Agreement but not to exceed 60 days, which shall be as soon as reasonably practicable, specified as the effective time in the Articles of Merger (the "Effective Time"). Simultaneously with such filing, a closing shall be held at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York USA 10036-8299, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article V.

    Section 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Maine Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Subsidiary shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

    Section 1.04. Articles of Incorporation; By-laws. (a) The articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation following the Effective Time until thereafter amended as provided by Maine Law.

    (b) The by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation following the Effective Time until thereafter amended as provided by Maine Law, the articles of incorporation of the Surviving Corporation and such by-laws.

    Section 1.05. Directors and Officers. (a) The directors of Merger Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

    (b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

    Section 1.06. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Subsidiary, the Company or the holders of any of the Shares:

        (a) Each Share held by the Company as treasury stock shall continue as treasury stock of the Surviving Corporation;

        (b) Each Share owned by Parent or any of its direct or indirect subsidiaries immediately prior to the Effective Time shall be cancelled and become authorized but unissued and no payment shall be made with respect thereto;

        (c) Each Public Share issued and outstanding immediately prior to the Effective Time shall be cancelled and become authorized but unissued and, subject to Section 1.07, shall be converted automatically into the right to receive an amount equal to $30.00 in cash (the "Merger Consideration") payable, without interest, to the holder of such Public Share, upon surrender, in the manner provided in Section 1.08, of the certificate that formerly evidenced such Public Share;

        (d) The holders of certificates representing Public Shares shall cease to have any rights as shareholders of the Company, except the right to receive the Merger Consideration and such rights, if any, as they may have pursuant to Section 909 of Maine Law; and

        (e) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into 149,377.92 shares of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

    Section 1.07. Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, the Public Shares as to which the relevant shareholder has complied in all respects with Section 909 of Maine Law (collectively, the "Dissenting Shares") shall be cancelled but not be converted into or represent the right to receive the Merger Consideration. Such shareholders shall be entitled instead to receive payment in accordance with the provisions of such Section 909, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to fair value for such Public Shares under such
Section 909, shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 1.08, of the certificate or certificates that formerly evidenced such Public Shares.

    (b) The Company shall give Parent (i) prompt notice of any demands for payment of fair value received by the Company, withdrawals of such demands, and any other instruments served pursuant to Maine Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment of fair value under Maine Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for payment of fair value or offer to settle or settle any such demands.

    Section 1.08. Surrender of Shares; Stock Transfer Books. (a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the "Paying Agent") for the holders of Public Shares in connection with the Merger to receive the funds to which holders of Public Shares shall become entitled pursuant to Section 1.06(c). Such funds shall be deposited with the Paying Agent by the Surviving Corporation as of the Effective Time and shall be invested by the Paying Agent as reasonably directed by the Surviving Corporation.

    (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Public Shares entitled to receive the Merger Consideration pursuant to
Section 1.06(c) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Public Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Public Share formerly evidenced by such Certificate. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered

Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

    (c) At any time commencing 180 days after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Public Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to
it), and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Parent, the Company nor the Paying Agent shall be liable to any holder of a Public Share for any Merger Consideration delivered in respect of such Public Share to a public official pursuant to any abandoned property, escheat or other similar law.

    Section 1.09. Withholding Rights. The Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Public Shares such amounts that the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the "Code"), the rules and regulations promulgated thereunder or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Public Shares in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to Parent and Merger Subsidiary that:

    Section 2.01. Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine and has full corporate power and authority to own its properties and conduct its business as presently conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in every other jurisdiction in which the failure to so qualify or be in good standing would have a Material Adverse Effect (as defined below) on the Company. The Company has furnished to Parent and Merger Subsidiary true and complete copies of its articles of incorporation (the "Company Articles of Incorporation") and by-laws (the "Company By-laws"), each as amended to date and presently in effect. "Material Adverse Effect" shall mean, with respect to any party hereto, any change, event or effect that, when taken together with all other adverse changes, events or effects, is or is reasonably likely to be materially adverse to the business, properties, financial condition, assets or liabilities (including, without limitation, contingent liabilities) of such party and its subsidiaries taken as a whole.

    Section 2.02. Capitalization. The authorized capital stock of the Company consists of 40,000,000 Shares and 544,514 shares of Class B Preferred Stock (the "Preferred Shares.") As of December 15, 1998 (i) 18,362,188 Shares were issued and outstanding, all of which were validly issued, fully paid, nonassessable and free of preemptive rights; (ii) 13,589,992 Shares were held in the treasury of the Company; and (iii) no Preferred Shares were issued and outstanding. No subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is currently authorized or outstanding; the Company has no obligation

(contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidence of indebtedness or assets of the Company; and the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

    Section 2.03. Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement (other than the approval of shareholders of the Company and the filing of the Articles of Merger as required by Maine
Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Subsidiary, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

    Section 2.04. No Conflict. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger will not, (i) conflict with or violate the Company Articles of Incorporation or Company By-laws or equivalent organizational documents of any of its subsidiaries; (ii) conflict with or violate any law, rule, regulation, order, judgment or decree (a "Law") applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound; or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any property or asset of any of them is bound, except in the case of clauses (i), (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent the performance by the Company of its obligations under this Agreement.

    Section 2.05. Required Filings and Consents. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign ("Government Entities"), except (i) for the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and filing of the Articles of Merger as required by Maine Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent or materially delay the performance by the Company of its obligations under this Agreement.

    Section 2.06  Disclosure Documents.

    (a) Each document required to be filed by the Company with the United States Securities and Exchange Commission (the "SEC") in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including, without limitation, the Proxy Statement (as defined below) to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

    (b) At the time the Proxy Statement or any amendment or supplement thereto is first mailed to the shareholders of the Company and at the time of the Shareholders' Meeting (as defined in Section 4.02), the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The foregoing notwithstanding, the Company makes no representation or warranty with respect to any information supplied by Parent, DIC, Merger Subsidiary or any of their representatives which is contained in any of the Company Disclosure Documents.

    Section 2.07. Absence of Certain Changes. Since September 30, 1998, except as disclosed in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1998: (a) the Company has not suffered any Material Adverse Effect, (b) the Company has conducted its business in all material respects only in the ordinary course consistent with past practice, except in connection with the negotiation and execution and delivery of this Agreement, and (c) there has not been (i) any declaration, setting aside or payment of any dividend or other distribution in respect of the Shares or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities in, or other ownership interests in, the Company; or (ii) any action by the Company that, if taken after the date of this Agreement, would constitute a breach of Section 4.01 hereof.

    Section 2.08.  Maine Takeover Statute Inapplicable.  The provisions of
Section 611-A(1)(A) of Maine Law are not applicable to the consummation of the Merger.

    Section 2.09. Brokers. No broker, finder or investment banker (other than Merrill Lynch International) is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent and Merger Subsidiary a complete and correct copy of all agreements between the Company or the Special Committee and Merrill Lynch International pursuant to which such firm would be entitled to any payment relating to this Agreement or the Merger.

                                  ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

    Parent and Merger Subsidiary hereby, jointly and severally, represent and warrant to the Company that:

    Section 3.01. Organization and Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of Israel and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine.

    Section 3.02. Authority Relative to this Agreement. Each of Parent and Merger Subsidiary has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Subsidiary and the performance by Parent and Merger Subsidiary of their respective obligations hereunder have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Subsidiary are necessary to authorize this Agreement (other than the filing of the Articles of Merger as required by Maine Law). This Agreement has been duly and validly executed and delivered by Parent and Merger Subsidiary and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Subsidiary enforceable against each of Parent and Merger Subsidiary in accordance with its terms.

    Section 3.03. No Conflict. The execution and delivery of this Agreement by Parent and Merger Subsidiary do not, and the performance of this Agreement by Parent and Merger Subsidiary and the consummation of the Merger will not, (i) conflict with or violate the Articles and Memorandum of Association of Parent or articles of incorporation or by-laws of Merger Subsidiary, (ii) conflict with or violate any Law applicable to Parent or Merger Subsidiary or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Subsidiary is a party or by which Parent or Merger Subsidiary or any property or asset of either of them is bound or affected, except in the case of clauses (i), (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate have a Material Adverse Effect on Parent and its subsidiaries taken as a whole or prevent or materially delay the performance by Parent or Merger Subsidiary of their respective obligations under this Agreement.

    Section 3.04. Required Filings and Consents. The execution and delivery of this Agreement by Parent and Merger Subsidiary do not, and the performance of this Agreement by Parent and Merger Subsidiary will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Exchange Act and the filing of the Articles of Merger as required by Maine Law;
(ii) for applicable filings with the Israel Securities Authority, the Tel Aviv Stock Exchange, and the Israel Registrar of Companies; and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect on Parent or prevent or materially delay the performance by Parent or Merger Subsidiary of their respective obligations under this Agreement.

    Section 3.05.  Proxy Statement.

    (a) None of the information supplied in writing by Parent, Merger Subsidiary, DIC or their respective representatives specifically for inclusion in the Proxy Statement will, at the time the Proxy Statement is first mailed to the shareholders of the Company (and at the time any supplement or amendment to the Proxy Statement containing any such information is first mailed to such shareholders) and at the time of the Shareholders' Meeting (as defined in
Section 4.02), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Shareholders' Meeting any event with respect to Parent, Merger Subsidiary or DIC, or with respect to information supplied by Parent, Merger Subsidiary or DIC, for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, such documents, such event shall be so described to the Company in a timely manner.

    Section 3.06. Brokers. No broker, finder or investment banker (other than BT Wolfensohn) is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of Parent, Merger Subsidiary or DIC.

    Section 3.07. Ownership of Merger Subsidiary; No Prior Activities. (a) Merger Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

    (b) As of the date hereof and through the Effective Time, all of the outstanding capital stock of the Merger Subsidiary will be owned directly by Parent or by DIC, in the event of an assignment of this Agreement by Parent to DIC. As of the date hereof and through the Effective Time, there will be no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Subsidiary is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Merger Subsidiary or obligating Merger Subsidiary to grant, issue or sell any shares of the capital stock of, or other equity interests in, Merger Subsidiary, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Merger Subsidiary to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Subsidiary.

    (c) As of the date hereof and through the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Subsidiary has not and will not have incurred, directly or indirectly, through any subsidiary, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person; provided, however, that the provisions of this
Section 3.07 shall not be deemed to be breached by activities reasonably undertaken by Merger Subsidiary in order to further the financing contemplated by Section 4.10 below.

                                   ARTICLE IV

                                   COVENANTS

    Section 4.01. Conduct of the Business Pending the Merger. Except as contemplated by this Agreement, from the date of this Agreement to the Effective Time, the Company shall conduct its operations in all material respects in the ordinary course and consistent with past practice and use all reasonable efforts to preserve intact its business organization and to maintain existing relationships with those having significant business relationships with it. Without limiting the foregoing and except as contemplated by this Agreement, during the period specified in the preceding sentence, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld), (a) issue, sell or pledge or authorize or propose the issuance, sale or pledge of (i) additional shares of capital stock of any class (including the Shares) or securities convertible into or exchangeable for any such shares or any rights, warrants or options to acquire or with respect to any such shares of capital stock or other convertible or exchangeable securities, or grant or accelerate any right to convert or exchange any securities for any such shares (including the Shares), or (ii) any other securities in respect of, in lieu of or in substitution for Shares outstanding on the date of this Agreement;
(b) otherwise acquire or redeem, directly or indirectly, any of its outstanding Shares; (c) split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of capital stock of the Company; (d) propose or adopt any amendments to the Company Articles of Incorporation or Company By-Laws; or
(e) agree to take any of the foregoing actions or any action that would make any representation or warranty in this Agreement untrue or incorrect in any material respect as of the date when made or as of the Effective Time or otherwise would reasonably be expected to result in any of the conditions to the Merger not being satisfied.

    Section 4.02. Shareholders' Meeting; Voting of Shares. In order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law and the Company Articles of Incorporation and Company By-laws, (a) duly call, give notice of, convene and hold a special meeting of its shareholders as soon as practicable for the purpose of considering and taking action on this Agreement and the Merger (the "Shareholders' Meeting") and (b) include in the Proxy Statement (i) the recommendation of the Board of Directors of the Company and the Special Committee that the shareholders of the Company approve and adopt this Agreement and the Merger, unless the Board of Directors or the Special Committee, as the case may be, after consultation with and based upon the advice of counsel, determine to withdraw such recommendation in light of their respective fiduciary duties, and (ii) the opinion of Merrill Lynch International that the consideration to be received by the holders of the Public Shares in the Merger is fair to such holders from a financial point of view. The Company shall use its reasonable best efforts to solicit from the holders of Public Shares entitled to vote at the Shareholders' Meeting proxies in favor of such approval and adoption. At the Shareholders' Meeting, Parent shall cause all Shares then owned by it and its subsidiaries (other than the Company) to be voted in favor of the approval and adoption of this Agreement and the Merger.

    Section 4.03. Proxy Statement and Schedule 13E-3. As soon as practicable following the execution and delivery of this Agreement by all parties hereto, the Company shall prepare and file the Proxy Statement with the SEC under the Exchange Act, and shall prepare and file with the SEC a Schedule 13E-3 Transaction Statement required pursuant to Section 13(e) of the Exchange Act (the "Schedule 13E-3") and shall use its reasonable best efforts to have the Proxy Statement and Schedule 13E-3 cleared by the SEC as soon as practicable. Parent, Merger Subsidiary and the Company shall cooperate with each other in the preparation of the Proxy Statement and Schedule 13E-3 and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and Schedule 13E-3 and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the reasonable opportunity to review the Proxy Statement and Schedule 13E-3 prior to its being filed with the SEC and shall give Parent and its counsel the reasonable opportunity to review all amendments and supplements to the Proxy Statement and Schedule 13E-3 and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Subsidiary agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and Schedule 13E-3 and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Shareholders' Meeting at the earliest practicable time. The Company will, where required by the Exchange Act and the rules and regulations thereunder, promptly correct any statements in the Proxy Statement and Schedule 13E-3 that to its knowledge have become materially false or misleading and take all steps necessary to cause such Proxy Statement and Schedule 13E-3 as so corrected to be filed with the SEC and disseminated to the shareholders of the Company in accordance with applicable law.

    Section 4.04. Access to Information. (a) From the date hereof to the Effective Time, the Company shall, and shall cause the officers, directors, employees, auditors and agents of the Company to, afford the officers, employees, auditors and agents, including financing sources, of Parent and Merger Subsidiary complete access during normal business hours and without disrupting the orderly conduct of business by the Company to the officers, employees, auditors, agents, properties, offices, books and records of the Company, and shall furnish Parent and Merger Subsidiary with all financial and other data and information as Parent or Merger Subsidiary, through its officers, employees, auditors or agents, may reasonably request.

    (b) No investigation pursuant to this Section 4.04 shall affect any representation or warranty in this Agreement or any condition to the obligations of the parties hereto.

    Section 4.05. Directors' and Officers' Indemnification and Insurance. (a) Each of Parent and Merger Subsidiary agrees that all rights to indemnification or exculpation now existing in favor of the present and former directors, officers, employees, agents and fiduciaries of the Company (collectively, the "Indemnified Parties") as provided in the Company Articles of Incorporation or the Company By-laws or otherwise in effect as of the date of this Agreement with respect to matters occurring at or prior to the Effective Time shall survive the Merger and shall continue in full force and effect; PROVIDED, HOWEVER, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Maine Law or under the Company Articles of Incorporation or the Company By-laws or otherwise, as the case may be, shall be made by independent legal counsel selected by such Indemnified Party and reasonably acceptable to Parent. Each of Parent and Merger Subsidiary shall cause Surviving Corporation to honor all such rights to indemnification or exculpation described in this Section 4.05 in favor of the Indemnified Parties.

    (b) The Surviving Corporation shall obtain and maintain in effect for six years from the Effective Time, "tail" directors' and officers' liability insurance under which all of the persons who are currently covered by the Company's directors' and officers' liability insurance shall receive coverage containing terms and conditions which are not less favorable than the coverage provided prior to the Effective Time (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not less favorable than the coverage provided prior to the Effective Time) with respect to matters occurring at or prior to the Effective Time.

    (c) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Parent's option, Parent, shall assume the obligations set forth in this Section 4.05.

    Section 4.06. Employee Benefits. Parent agrees to honor, and from and after the Effective Time shall cause the Surviving Corporation to honor, in accordance with their respective terms as in effect on the date hereof, the employment, severance and bonus agreements and similar arrangements to which the Company is a party which are set forth in Schedule 4.06.

    Section 4.07. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing or similar agreement with a securities exchange to which Parent or the Company is a party, in which case Parent or the Company, as applicable, shall use its reasonable best efforts to consult with the other party before issuing such release or making any such public statement.

    Section 4.08. Notification of Certain Matters. The Company and Merger Subsidiary shall give prompt notice to Parent, and Parent shall give prompt notice to the Company and Merger Subsidiary, of the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which would be likely to cause (i) any representation or warranty of such party or parties contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any failure to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it or them hereunder; provided, however, that the delivery of any notice pursuant to this
Section 4.08 shall not limit or otherwise affect the remedies available hereunder to the party or parties receiving such notice.

    Section 4.09. Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of each Governmental Entity and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement and the Surviving Corporation shall use their reasonable best efforts to take all such action.

    Section 4.10. Financing. Parent shall advance or cause to be advanced prior to the Effective Time sufficient funds to the Company or Merger Subsidiary to acquire all the outstanding Public Shares in the Merger. The Company shall reasonably cooperate with Parent in obtaining such financing.

                                   ARTICLE V

                            CONDITIONS TO THE MERGER

    Section 5.01. Conditions to the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived in writing by all parties (to the extent permitted by applicable law):

        (a) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of at least a majority of the outstanding Shares entitled to vote at the Shareholders' Meeting as required by Maine Law; and

        (b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of preventing or prohibiting consummation of the Merger.

                                   ARTICLE VI

                       TERMINATION, AMENDMENT AND WAIVER

    Section 6.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement by the shareholders of the
Company:

        (a) by mutual written consent duly authorized by the Boards of Directors of each of Parent, Merger Subsidiary and the Company (and, in the case of the Company, only with approval of the Special Committee);

        (b) by either Parent or the Company if the Effective Time shall not have occurred on or before December 31, 1999; provided, however, that the right to terminate this Agreement under this Section 6.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

        (c) by either Parent or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

        (d) by either Parent or the Company if there shall be a breach of any covenant, representation or warranty in this Agreement of Parent and Merger Subsidiary (in case of termination by the Company) or the Company (in case of termination by Parent), in each case as if such representation or warranty was made as of the time of such termination (unless such representation or warranty specifically speaks as of an earlier time, in which case such representation or warranty shall have been breached as aforesaid as of such earlier time), which breach is not cured within 30 days following written notice of such breach by the party seeking to terminate; PROVIDED, HOWEVER, that neither party shall have the right to terminate this Agreement unless such breach, together with all other such breaches, would reasonably be expected to result in a Material Adverse Effect; or

        (e) by Parent if the Board of Directors of the Company (only with the approval of the Special Committee) withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or Merger Subsidiary or shall have resolved to do any of the foregoing.

    Section 6.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.01, this Agreement shall forthwith become void, except for the provisions set forth in

Section 7.08, and there shall be no liability on the part of any party hereto, except that nothing herein shall relieve any party from liability for any willful breach hereof.

    Section 6.03. Amendment. This Agreement may not be amended except by action of the Board of Directors of each of the parties hereto (and, in the case of the Company, only with the approval of the Special Committee) set forth in an instrument in writing signed on behalf of each of the parties hereto.

    Section 6.04. Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition of any other party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby but, in the case of any extension or waiver by which the Company is to be bound, only if approved by the Special Committee.

                                  ARTICLE VII

                               GENERAL PROVISIONS

    Section 7.01. Non-Survival of Representations and Warranties. The representations and warranties in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 6.01, as the case may be.

    Section 7.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing in the English language and shall be given (and shall be deemed to have been duly given upon receipt) by delivery
(i) in person, (ii) by telecopy, or (ii) by registered or certified mail (or the closest local equivalent thereto), postage prepaid, to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

    if to Parent or Merger Subsidiary:

        IDB Development Corporation Ltd.
       3 Daniel Frisch St.
       "The Tower"
       Tel Aviv 64731 Israel
       Telecopier No: 011 972 3 695-2069
       Attention: Zehavit Joseph
                Executive Vice President

    with copies to:

        Proskauer Rose LLP
       1585 Broadway
       New York, New York 10036-8299
       Telecopier No: (212) 969-2900
       Attention: Peter G. Samuels, Esq.

    and

        Prof. Joseph Gross, Hodak & Co.
       23 King Shaul Blvd.
       Tel Aviv, 64367 Israel
       Telecopier No: 011-972-3-695-8397
       Attention: David Hodak, Esq.

    if to the Company:

        PEC Israel Economic Corporation
       511 Fifth Avenue
       New York, New York 10017
       Telecopier No: (212) 599-6281
       Attention: James I. Edelson, Esq.
                Executive Vice President, Secretary

    with a copy to:

        Skadden, Arps, Slate, Meagher & Flom LLP
       One Rodney Square
       P.O. Box 636
       Wilmington, Delaware 19899-0636
       Telecopier No: (302) 651-3092
       Attention: Robert B. Pincus, Esq.

    Section 7.03. Certain Definitions. For purposes of this Agreement, the term:

        (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

        (b) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

        (c) "person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

        (d) "subsidiary" or "subsidiaries" of the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

    Section 7.04. Severability. If any term or other provision of this Agreement is determined by any court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

    Section 7.05. Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by any party, except that Parent may, notwithstanding anything to the contrary contained herein, assign (i) all or any of its rights and obligations hereunder to any wholly-owned subsidiary thereof, provided that no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations; or (ii) all of its rights and obligations hereunder in their entirety to DIC, in which event Parent shall be relieved of all of its obligations hereunder provided that DIC shall assume all of such obligations.

    Section 7.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 4.05 and Section 4.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

    Section 7.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

    Section 7.08. Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the party incurring such fees and expenses, whether or not such transactions are consummated.

    Section 7.09. Governing Law. Except to the extent that Maine Law is mandatorily applicable to the Merger, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without regard to conflicts of laws principle thereof). All actions and proceedings arising out of or relating to this Agreement shall be heard and exclusively determined in any New York State or federal court sitting in the County of New York and the parties hereto hereby consent to the jurisdiction of such courts in any such action or proceeding.

    Section 7.10. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    Section 7.11. Counterparts. This Agreement way be executed in one or more counterparts (including by facsimile transmission), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    Section 7.12. Consent to Jurisdiction. Each party hereto hereby (a) submits to the jurisdiction of any New York State and Federal courts sitting in the County of New York with respect to matters arising out of or relating hereto, (b) agrees that any claim, action or proceeding with respect to such matters may be heard and determined in such New York State or Federal courts,
(c) waives the defense of an inconvenient forum, (d) consents to service of process upon it in the same manner as notice may be given under Section 7.02 hereof, (e) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, and (f) to the extent that it or its properties have or hereafter may acquire immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise), waives such immunity in respect of its obligations under this Agreement.

    IN WITNESS WHEREOF, Parent, Merger Subsidiary and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                IDB DEVELOPMENT CORPORATION LTD.

                                By:               /s/ ELIAHU COHEN
                                     -----------------------------------------
                                                 Name: Eliahu Cohen
                                         Title: Co-Chief Executive Officer

                                By:              /s/ ARTHUR CAPLAN
                                     -----------------------------------------
                                                Name: Arthur Caplan
                                             Title: Corporate Secretary

                                PEC ACQUISITION CORPORATION

                                By:                /s/ DOV TADMOR
                                     -----------------------------------------
                                                  Name: Dov Tadmor
                                            Title: Chairman of the Board

                                By:             /s/ YORAM TURBOWICZ
                                     -----------------------------------------
                                               Name: Yoram Turbowicz
                                                  Title: President

                                PEC ISRAEL ECONOMIC CORPORATION

                                By:              /s/ FRANK J. KLEIN
                                     -----------------------------------------
                                                Name: Frank J. Klein
                                                  Title: President

                        SCHEDULE 4.06--EMPLOYEE BENEFITS

1. Upon consummation of the Merger cash payments to be paid to the individuals and in the amounts indicated below

  Frank J. Klein............................................    $ 360,000
  James I. Edelson..........................................    $ 180,000
  William Gold..............................................    $  90,000

2. Supplemental Retirement Agreement dated as of January 1, 1995 between the Company and Frank J. Klein

                                                                         ANNEX B

                        MAINE BUSINESS CORPORATION ACT.

    SECTION 909. RIGHT OF DISSENTING SHAREHOLDERS TO PAYMENT FOR SHARES.--1. A shareholder having a right under any provision of this Act to dissent to proposed corporate action shall, by complying with the procedure in this section, be paid the fair value of his shares if the corporate action to which he dissented is effected. The fair value of shares shall be determined as of the day prior to the date on which the vote of the shareholders, or of the directors in case a vote of the shareholders was not necessary, was taken approving the proposed corporate action, excluding any appreciation or depreciation of shares in anticipation of such corporate action.

    2. The shareholder, whether or not entitled to vote, shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to the proposed corporate action. No such objection shall be required from any shareholder to whom the corporation failed to send notice of such meeting in accordance with this Act.

    3. If the proposed corporate action is approved by the required vote and the dissenting shareholder did not vote in favor thereof, the dissenting shareholder shall file a written demand for payment of the fair value of his shares. Such demand

    A. Shall be filed with the corporation or, in the case of a merger or a consolidation, with the surviving or new corporation; and

    B. Shall be filed by personally delivering it, or by mailing it via certified or registered mail, to such corporation at its registered office within this State or to its principal place of business or to the address given to the Secretary of State pursuant to section 906, subsection 4, paragraph B; it shall be so delivered or mailed within 15 days after the date on which the vote of shareholders was taken, or the date on which notice of a plan of merger of a subsidiary into a parent corporation without vote of shareholders was mailed to shareholders of the subsidiary; and

    C. Shall specify the shareholder's current address; and

    D. May not be withdrawn without the corporation's consent.

    4. Any shareholder failing either to object as required by subsection 2 or to make demand in the time and manner provided in subsection 3 shall be bound by the terms of the proposed corporate action. Any shareholder making such objection and demand shall thereafter be entitled only to payment as in this section provided and shall not be entitled to vote or to exercise any other rights of a shareholder.

    5. The right of a shareholder otherwise entitled to be paid for the fair value of his shares shall cease, and his status as a shareholder shall be restored, without prejudice to any corporate proceedings which may have been taken during the interim,

    A. If his demand shall be withdrawn upon consent, or

    B. If the proposed corporate action shall be abandoned or rescinded, or the shareholders shall revoke the authority to effect such action, or

    C. If, in the case of a merger, on the date of the filing of the articles of merger the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic and foreign, that are parties to the merger, or

    D. If no action for the determination of fair value by a court shall have been filed within the time provided in this section, or

    E. If a court of competent jurisdiction shall determine that such shareholder is not entitled to the relief provided by this section.

    6. At the time of filing his demand for payment for his shares, or within 20 days thereafter, each shareholder demanding payment shall submit the certificate or certificates representing his shares to the corporation or its transfer agent for notation thereon that such demand has been made; such certificates shall promptly be returned after entry thereon of such notation. A shareholder's failure to do so shall, at the option of the corporation, terminate his rights under this section unless a court of competent jurisdiction, for good and sufficient cause shown, shall otherwise direct. If shares represented by a certificate on which notation has been so made shall be transferred, each new certificate issued therefor shall bear a similar notation, together with the name of the original dissenting holder of such shares, and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

    7. Within the time prescribed by this subsection, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, domestic or foreign, shall give written notice to each dissenting shareholder who has made objection and demand as herein provided that the corporate action dissented to has been effected, and shall make a written offer to each such dissenting shareholder to pay for such shares at a specified price deemed by such corporation to be the fair value thereof. Such offer shall be made at the same price per share to all dissenting shareholders of the same class. The notice and offer shall be accompanied by a balance sheet of the corporation the shares of which the dissenting shareholder holds, as of the latest available date and not more than twelve months prior to the making of such offer, and a profit and loss statement of such corporation for the 12 months' period ended on the date of such balance sheet. The offer shall be made within the later of 10 days after the expiration of the period provided in subsection 3, paragraph B, for making demand, or 10 days after the corporate action is effected; corporate action shall be deemed effected on a sale of assets when the sale is consummated, and in a merger or consolidation when the articles of merger or consolidation are filed or upon which later effective date as is specified in the articles of merger or consolidation as permitted by this Act.

    8. If within 20 days after the date by which the corporation is required, by the terms of subsection 7, to make a written offer to each dissenting shareholder to pay for his shares, the fair value of such shares is agreed upon between any dissenting shareholder and the corporation, payment therefor shall be made within 90 days after the date on which such corporate action was effected, upon surrender of the certificate or certificates representing such shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares.

    9. If within the additional 20-day period prescribed by subsection 8, one or more dissenting shareholders and the corporation have failed to agree as to the fair value of the shares:

    A. Then the corporation may, or shall, if it receives a demand as provided in sub-paragraph (1), bring an action in the Superior Court in the county in this State where the registered office of the corporation is located praying that the fair value of such shares be found and determined. If, in the case of a merger or consolidation, the surviving or new corporation is a foreign corporation without a registered office in this State, such action shall be brought in the county where the registered office of the participating domestic corporation was last located. Such action:

    (1) Shall be brought by the corporation if it receives a written demand for suit from any dissenting shareholder, which demand is made within 60 days after the date on which the corporate action was effected; and if it receives such demand for suit, the corporation shall bring the action within 30 days after receipt of the written demand; or,

    (2) In the absence of a demand for suit, may at the corporation's election be brought by the corporation at any time from the expiration of the additional 20-day period prescribed by subsection 8 until the expiration of 60 days after the date on which the corporation action was effected.

    B. If the corporation fails to institute the action within the period specified in paragraph A, any dissenting shareholder may thereafter bring such an action in the name of the corporation.

    C. No such action may be brought, either by the corporation or by a dissenting shareholder, more than 6 months after the date on which the corporate action was effected.

    D. In any such action, whether initiated by the corporation or by a dissenting shareholder, all dissenting shareholders, wherever residing, except those who have agreed with the corporation upon the price to be paid for their shares, shall be made parties to the proceeding as an action against their shares quasi in rem. A copy of the complaint shall be served on each dissenting shareholder who is a resident of this State as in other civil actions, and shall be served by registered or certified mail, or by personal service without the State, on each dissenting shareholder who is a nonresident. The jurisdiction of the court shall be plenary and exclusive.

    E. The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, has satisfied the requirements of this section and is entitled to receive payment for his shares; as to any dissenting shareholder with respect to whom the corporation makes such a request, the burden is on the shareholder to prove that he is entitled to receive payment. The court shall then proceed to fix the fair value of the shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as shall be specified in the order of their appointment or an amendment thereof.

    F. All shareholders who are parties to the proceeding shall be entitled to judgment against the corporation for the amount of the fair value of their shares, except for any shareholder whom the court shall have determined not to be entitled to receive payment for his shares. The judgment shall be payable only upon and concurrently with the surrender to the corporation of the certificate or certificates representing such shares. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

    G. The judgment shall include an allowance for interest at such rate as the court may find to be fair and equitable in all the circumstances, from the date on which the vote was taken on the proposed corporate action to the date of payment. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious, or not in good faith, it may in its discretion refuse to allow interest to him.

    H. The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court may deem equitable against any or all of the dissenting shareholders who are parties to the proceeding to whom the corporation shall have made an offer to pay for the shares, if the court shall find that the action of such shareholders in failing to accept such offer was arbitrary or vexatious or not in good faith. Such expenses shall include reasonable compensation for and reasonable expenses of the appraisers, but shall exclude the fees and expenses of counsel for any party and shall exclude the fees and expenses of experts employed by any party, unless the court otherwise orders for good cause. If the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay therefor, or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court may determine to be reasonable compensation to any expert or experts employed by the shareholder in the proceeding, and may, in its discretion, award to any shareholder all or part of his attorney's fees and expenses; and

    I. At all times during the pendency of any such proceeding, the court may make any and all orders which may be necessary to protect the corporation or the dissenting shareholders, or which are otherwise just and equitable. Such orders may include, without limitations, orders:

    (1) Requiring the corporation to pay into court, or post security for, the amount of the judgment or its estimated amount, either before final judgment or pending appeal;

    (2) Requiring the deposit with the court of certificates representing shares held by the dissenting shareholders;

    (3) Imposing a lien on the property of the corporation to secure the payment of the judgment, which lien may be given priority over liens and encumbrances contracted after the vote authorizing the corporate action from which the shareholders dissent;

    (4) Staying the action pending the determination of any similar action pending in another court having jurisdiction.

    10. Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this section provided, may be held and disposed of by such corporation as in the case of other treasury shares, except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation, may otherwise provide.

    11. The objection required by subsection 2 and the demand required by subsection 3 may, in the case of a shareholder who is a minor or otherwise legally incapacitated, be made either by such shareholder, notwithstanding his legal incapacity, or by his guardian, or by any person acting for him as next friend. Such shareholder shall be bound by the time limitations set forth in this section, notwithstanding his legal incapacity.

    12. Appeals shall lie from judgments in actions brought under this section as in other civil actions in which equitable relief is sought.

    13. No action by a shareholder in the right of the corporation shall abate or be barred by the fact that the shareholder has filed a demand for payment of the fair value of his shares pursuant to this section.

                                                                         ANNEX C

                                                        Merrill Lynch
                                                        International
                                                        Ropemaker Place
                                                        25 Ropemaker Street
                                                        London EC2Y 9LY
                                                        Telephone: 0171-628-1000
                                                        Direct: 0171-867
                                                        Telex: 8811047 MERLYN G

   [LOGO]

Special Committee of the Board of Directors of PEC Israel Economic Corporation
511 Fifth Avenue
New York, NY 10017

December 16th, 1998

Gentlemen:

    PEC Israel Economic Corporation (the "Company"), IDB Development Corporation Ltd. (the "Acquiror") and PEC Acquisition Corporation, a newly formed, wholly owned subsidiary of the Acquiror (the "Acquisition Sub") propose to enter into an agreement and plan of merger (the "Merger Agreement") pursuant to which the Acquisition Sub will be merged with and into the Company in a transaction (the "Merger") in which each outstanding share of the Company's common stock, par value US$1 per share (the "Shares"), not already owned by the Acquiror or any of its direct or indirect subsidiaries, will be converted into the right to receive US$30 in cash. We understand that the Acquiror's rights and obligations under the Merger Agreement may be assigned to Discount Investment Corporation Ltd. ("DIC"). A Special Committee (the "Committee") of the Board of Directors of the Company has been established to consider the terms of the proposed Merger insofar as they affect the holders of the Shares, other than the Acquiror and its affiliates. The Merger is expected to be considered by the shareholders of the Company at a special shareholders' meeting to be held in the first quarter of 1999 and consummated on or shortly after the date of such meeting.

    You have asked us whether, in our opinion, the proposed cash consideration to be received by the holders of the Shares, other than the Acquiror and its affiliates, pursuant to the proposed Merger is fair to such shareholders from a financial point of view.

    In arriving at the opinion set forth below, we have, among other things:

      (1)  Reviewed certain publicly available business and financial information which we deemed to be relevant relating to the Company, certain public and private companies interests in which comprise the larger investments in the Company's investment portfolio (the "Portfolio Companies") and certain other companies interests in which are contained in the Company's investment portfolio;

      (2) Reviewed certain publicly available business and financial information relating to the Acquiror and DIC which we deemed to be relevant;

      (3)  Reviewed certain information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the
           Company;

      (4)  Conducted discussions with members of senior management of the Company and the
           Acquiror concerning their respective businesses and prospects;

      (5)  Conducted discussions with members of senior management of certain of the private Portfolio Companies concerning their respective businesses and prospects;

      (6)  Reviewed the historical market prices of the shares of certain of the publicly traded Portfolio Companies and the results of operations and certain other data relating to such Portfolio Companies and compared them with those of certain publicly traded companies which we deemed to be reasonably similar to such Portfolio Companies;

      (7)  Reviewed the results of operations of certain of the private Portfolio
           Companies and compared them with those of certain publicly traded companies which we deemed to be reasonably similar to such Portfolio Companies;

      (8)  In connection with our review of certain of the Portfolio Companies, reviewed the financial terms of transactions which we deemed to be relevant;

      (9)  Reviewed the historical market prices and implied discounts to net asset value for the Shares and compared them with those of certain publicly traded companies which we deemed to be reasonably similar to the Company;

     (10)  Compared the proposed financial terms of the Merger with the financial terms of certain other transactions which we deemed to be relevant;

     (11)  Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their legal and financial advisors;

     (12)  Reviewed a draft dated December 1998 of the Merger Agreement; and

     (13)  Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary.

    In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company, and we have not independently verified such information or undertaken an independent appraisal of the assets of the Company. In preparing our opinion, we were informed by the Company that it does not make financial forecasts and that it did not possess (and could not provide access to) financial forecasts for the Portfolio Companies and, accordingly, we have not been able to conduct certain analyses that we would otherwise have conducted. In addition, we have not been afforded the opportunity to meet with the management of Cellcom Israel Ltd., the Company's largest single holding, and thus have not been able to discuss with such management the business prospects of Cellcom Israel Ltd. We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us.

    Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date hereof.

    In connection with the preparation of this opinion, we have not been authorized by the Committee, the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

    We have been retained by the Committee to act as financial advisor to the Committee in connection with the proposed Merger and will receive fees for our services, a signification portion of which is contingent on the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We may have in the past provided and may be currently engaged to provided financial advisory, investment banking and/or other services to the Company, the Portfolio Companies or the Acquiror and their respective affiliates and may have received or may receive in the future fees for rendering such services. In the ordinary course of our securities business, we also may actively trade debt and/or equity securities of the Company, its Portfolio Companies and the Acquiror and their respective affiliates for our own account and the accounts of our customers, and we therefore may from time to time hold a long or short position in such securities.

    This opinion is for the information of the Committee only and may not be used for any other purpose without our prior written consent except that this opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission in connection with the Merger. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger nor the decision by the Committee to recommend that the holders of the Shares accept the proposed terms of the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger.

    On the basis of, and subject to the foregoing, we are of the opinion that the proposed cash consideration to be received by the holders of the Shares, other than the Acquiror and its affiliates, pursuant to the proposed Merger is fair to such shareholders from a financial point of view.

                                          Very truly yours,
                                          MERRILL LYNCH INTERNATIONAL
                                          /s/ Merrill Lynch International

                        PEC ISRAEL ECONOMIC CORPORATION
                                     PROXY

    The undersigned appoints Oudi Recanati, Frank J. Klein and James I. Edelson, and any of them, as Proxies, each with full power of substitution, and hereby authorizes them to represent and to vote on behalf of the undersigned all of the shares of PEC Israel Economic Corporation (the "Company") which the undersigned is entitled to vote at the Special Meeting of Stockholders to be held at 511
Fifth Avenue, 17(th) Floor, New York, New York on             , 1999 at 10:00
A.M., and at any adjournment or adjournments thereof, hereby revoking all proxies heretofore given with respect to such stock, upon the following proposal more fully described in the notice of, and proxy statement relating to, the Special Meeting (receipt whereof is hereby acknowledged).

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR (1).

1. PROPOSAL TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER, dated as of December 15, 1998, by and among the Company, Discount Investment Corporation Ltd., and PEC Acquisition Corporation.

              / /  FOR            / /  AGAINST           / /  ABSTAIN

2. In their discretion upon such other matters as may properly come before the meeting.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1. IF MORE THAN ONE OF SAID PROXIES OR THEIR SUBSTITUTES SHALL BE PRESENT AND VOTE AT SAID MEETING, OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF, A MAJORITY OF THEM SO PRESENT AND VOTING (OR IF ONLY ONE BE PRESENT AND VOTE, THEN THAT ONE) SHALL HAVE AND MAY EXERCISE ALL THE POWERS HEREBY GRANTED.

    Please sign exactly as your name appears on your stock certificates. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
                                                      --------------------------
                                                      Signature
                                                      --------------------------
                                                      Signature if held jointly
                                                      DATED: _____________, 1999

 Please mark, sign, date and return the Proxy Card in the enclosed postage paid envelope.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.